Exhibit 10.1

ARRANGEMENT AGREEMENT

BY AND BETWEEN

MIDATECH PHARMA PLC

AND

BIOASIS TECHNOLOGIES INC.

DATED AS OF DECEMBER 13, 2022

TABLE OF CONTENTS

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ANNEXES AND EXHIBITS
Annex A	Supporting Company Shareholders
Annex B	Supporting Buyer Shareholders
Annex C	Post-Closing Governance

Exhibit A	Company Arrangement Resolution
Exhibit B	Plan of Arrangement
Exhibit C	Form of Securities Purchase Agreement
Exhibit D	Form of Company Transaction Support Agreement
Exhibit E	Form of Buyer Transaction Support Agreement
Exhibit F	Form of Loan Note
Exhibit G	Form of Voting Intention Agreement

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ARRANGEMENT AGREEMENT

This ARRANGEMENT AGREEMENT (this “Agreement”), dated as of December 13, 2022, is made by and between Midatech Pharma plc, a public limited company organized under the laws of England and Wales (“Buyer “), and Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada (the “Company”). Buyer and the Company may be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, by means of an Arrangement under the BCBCA, at the Effective Time, Buyer and the Company shall consummate the Share Exchange (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) are entering into a securities purchase agreement, substantially in the form attached hereto as Exhibit C (the “Securities Purchase Agreement”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and Buyer has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of Buyer Ordinary Shares (in the form of Buyer ADSs) and warrants set forth in the applicable Securities Purchase Agreement in exchange for the purchase price set forth therein (the equity financing under all Securities Purchase Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, following the execution of this Agreement, Buyer intends to effect, pursuant to the terms of the Securities Purchase Agreement, a registered direct offering of its securities (the “Registered Direct Offering”), of which a portion of the proceeds shall be used to loan the Company approximately $750,000, on the terms and subject to the conditions set forth in the Loan Note (the “Bridge Financing”);

WHEREAS, at the Effective Time, (i) Buyer will acquire all of the issued and outstanding shares in the capital of the Company from the Company Shareholders in exchange for Buyer Ordinary Shares (in the form of Buyer ADSs) pursuant to an Arrangement under the BCBCA (the “Share Exchange”), and (ii) the Company will become a wholly owned Subsidiary of Buyer, in each case, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and in accordance with the provisions of applicable Legal Requirements (together with the PIPE Financing and the other transactions contemplated by this Agreement, the Loan Note, the Share Exchange, the Plan of Arrangement and the Ancillary Documents, collectively, the “Transactions”);

WHEREAS, the Board of Directors of Buyer (the “Buyer Board”) has unanimously (a) approved this Agreement, the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby (including the Transactions to which it is a party) and (b) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the holders of Buyer Ordinary Shares approve the Buyer Shareholder Approval Matters;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair to the Company Securityholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Transactions to which it is a Party) and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Securityholders approve the Company Arrangement Resolution (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, the officers, directors and certain Company Securityholders (solely in their capacity as shareholders and/or securityholders of the Company), each as set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”), have executed and delivered to Buyer transaction support agreements, each substantially in the form attached hereto as Exhibit D (collectively, the “Company Transaction Support Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement the Company’s willingness to enter into this Agreement, (i) the officers and directors of Buyer (solely in their capacity as shareholders of Buyer ), each as set forth on Annex B hereto (collectively, the “Supporting Buyer Shareholders”), executed and delivered to the Company transaction support agreements, each substantially in the form attached hereto as Exhibit E (collectively, the “Buyer Transaction Support Agreements”, and collectively with the Company Transaction Support Agreements, the “Transaction Support Agreements”) and (ii) certain shareholders of Buyer executed and delivered to Buyer a voting intention agreement, substantially in the form attached hereto as Exhibit G (the “Voting Intention Agreement”); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) the Share Exchange shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (a) and (b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1       Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Buyer, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal for such Party.

“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Buyer or any of its Affiliates, on the other hand, to the other Party) contemplating or which would reasonably be interpreted to be lead to the contemplation of an Acquisition Transaction for such Party.

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“Acquisition Transaction” means any transaction or series of transactions, other than the Transactions or a Takeover Offer, involving:

(a)       any merger, consolidation, amalgamation, arrangement, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, liquidation, dissolution or other similar transaction (i) in which Company or Buyer (or any of their respective Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Company or Buyer (or any of their respective Subsidiaries), or (iii) in which Company or Buyer (or any of their respective Subsidiaries) issues securities representing more than 20% of the outstanding securities of any class of voting securities of any such Person (other than as contemplated under this Agreement); or

(b)       any sale, lease, exchange, transfer, license, arrangement, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Company or Buyer (and their respective Subsidiaries), in each case as reflected on the most recently filed financial statements of such Party.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“AIM Rule 26” means Rule 26 of the rules of AIM companies published by the London Stock Exchange.

“Ancillary Documents” means the PIPE Securities Purchase Agreements, the Transaction Support Agreements, the Voting Intention Agreement, the Tripartite Agreement, the Loan Agreement, the Cresence Agreement Amendment, the Letter of Transmittal and each other agreement, document, instrument and/or certificate executed, or contemplated by this Agreement to be executed, in connection with the transactions contemplated hereby (including in connection with the Transactions).

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the Corruption of Foreign Public Officials Act (Canada), (c) the UK Bribery Act 2010 and (d) any other anti-bribery or anti-corruption Legal Requirements or Orders related to combatting bribery, corruption and money laundering.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Buyer and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

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“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement set out in the Plan of Arrangement.

“Arrangement Issued Securities” means all securities to be issued by Buyer pursuant to the Arrangement, including the Exchange Consideration and the Replacement Options.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in London, England, New York, New York and Vancouver, British Columbia are open for the general transaction of business.

“Buyer ADSs” means American depositary shares of Buyer representing a beneficial interest in Buyer Ordinary Shares.

“Buyer Capital Stock” means the Buyer Ordinary Shares and deferred shares.

“Buyer Circular” means the circular in the agreed form, including all schedules, appendices and exhibits thereto, dated on or around the date of this Agreement to be issued by Buyer in connection with the Transactions and which contains notice of general meeting of the Buyer Shareholders seeking the Buyer Shareholder Approval, as may be amended, supplemented or otherwise modified from time to time.

“Buyer Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Buyer on the date of this Agreement in connection with the execution of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization), Section 4.3(a), Section 4.3(b) and Section 4.3(c) (Authority; Non-Contravention; Approvals), and Section 4.17 (Brokers).

“Buyer IP Rights” means all IP Rights of Buyer or its Subsidiaries.

“Buyer IT Systems” means all computer systems, software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Buyer and its Subsidiaries.

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“Buyer Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business or financial condition of the Buyer and its Subsidiaries, taken as a whole provided, however, that, none of the following shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or is reasonably likely to occur: any change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United Kingdom or United States or any other country, including the engagement by the United Kingdom, United States, or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United Kingdom, United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in the trading price or trading volume of Buyer Ordinary Shares or Buyer ADSs (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (iii) or (v) through (ix)), (v) changes in IFRS or any applicable Legal Requirements, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Buyer and its Subsidiaries operate, (vii) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Buyer and its Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (viii) any failure by Buyer and its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United Kingdom, United States, or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Buyer Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on Buyer and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Buyer and its Subsidiaries operate).

“Buyer Non-Party Affiliates” means, collectively, each Buyer Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Buyer Related Party (other than, for the avoidance of doubt, Buyer).

“Buyer Ordinary Shares” means the ordinary shares of Buyer, nominal value 0.1p.

“Buyer Public Documents” means the documents and information filed by Buyer with or furnished by Buyer under applicable Securities Laws since January 1, 2019.

“Buyer Shareholders” means the holders of Buyer Ordinary Shares (including in the form of Buyer ADSs).

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“Buyer Shareholder Approval” means all the Resolutions have been passed without amendment at a duly convened and constituted general meeting of the Buyer Shareholders.

“Buyer Stock Option Plans” mean the Midatech Pharma plc Enterprise Management Incentive Plan and the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Plan.

“Buyer Termination Amount” means $330,000.

“Buyer Warrants” means the ordinary share purchase warrants issued by Buyer entitling the holders thereof to acquire Buyer Ordinary Shares (including in the form of Buyer ADSs) provided that, for greater certainty, “Buyer Warrants” shall exclude any Buyer Options.

“CASL” means An Act to Promote the Efficiency and Adaptability of the Canadian Economy by Regulating Certain Activities that Discourage Reliance on Electronic Means of Carrying out Commercial Activities, and to Amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) (SC 2010, c 23) and the regulations made under the foregoing and any other Legal Requirements governing spam or electronic communications, as applicable and shall be deemed to include all CASL Guidance and all other applicable legislation in respect of commercial electronic messages transmitted, sent or initiated by or on behalf of the Company or any of its Subsidiaries.

“CASL Guidance” means all guidance relating to CASL published by CRTC and Industry Canada, including all guidelines, all compliance and enforcement information bulletins, all enforcement advisories, all regulatory impact analysis statements, all compliance and enforcement decisions and all undertakings entered into with the CRTC.

“CEM” means a “commercial electronic message”, as such term is defined in CASL.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction.

“Change of Control” or “Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person or one or more Persons that are Affiliates or that are acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of such Person (or any successor of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of Equity Securities or otherwise).

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“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Legal Requirement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies House” means the United Kingdom Registrar of Companies.

“Company Arrangement Resolution” means special resolutions of the Company Shareholders and holders of Other Arranged Securities to obtain the Company Required Approval in respect of the Arrangement to be considered at the Company Meeting, in substantially the form attached to this Agreement as Exhibit A.

“Company Convertible Securities” means the convertible securities issued by the Company pursuant to the terms of the Convertible Security Funding Agreement dated June 22, 2021 between the Company and Lind Global Macro Fund, LP.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Buyer by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization), Section 3.3(a), Section 3.3(b) and Section 3.3(c) (Authority; Non-Contravention; Approvals), and Section 3.17 (Brokers).

“Company Information Circular” means the notice of the Company Meeting to be sent to the Company Securityholders, and the accompanying management information circular to be prepared in connection with the Company Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IT Systems” means all computer systems, software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company and its Subsidiaries.

“Company IP Rights” mean all IP Rights owned solely or co-owned by the Company or in which the Company has any right, title or interest and which are used by the Company in the ordinary course of its business.

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“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole provided, however, that, none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in the trading price or trading volume of Company Shares (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (iii) or (v) through (ix)), (v) changes in any IFRS or applicable Legal Requirements, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any the Company and its Subsidiaries operates, (vii) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (viii) any failure by the Company or its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Option” means options to purchase Company Shares issued under the Company Option Plan.

“Company Option Plan” means the Company’s 2017 Share Option Plan.

“Company Public Documents” means all documents and information filed by the Company under applicable Securities Laws on SEDAR since January 1, 2019.

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“Company Required Approval” means the approvals of not less than two-thirds of the votes cast by each of (i) the Company Shareholders and (ii) the Company Shareholders together with holders of Other Arranged Securities, voting together as a single class, determined on an as-converted to Company Share basis (including, for the avoidance of doubt, the number of Company Shares issuable upon the exercise of the Other Arranged Securities, in each case, based on the then applicable exercise price), in each case, present in person or by proxy at the Company Meeting.

“Company Securityholders” means, collectively, the Company Shareholders and the holders of the Other Arranged Securities.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Meeting” means the annual and special meeting of the Company Shareholders and holders of Other Arranged Securities, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution, the election of directors, the appointment of auditors and for any other purpose as may be set out in the Company Information Circular and agreed to by Buyer (the “Company Proposals”).

“Company Shares” means the common shares in the capital of the Company.

“Company Termination Amount” means $330,000.

“Company Waiver and Amendment Agreement” means the waiver and amendment agreement dated as of the date hereof between the Company and Lind Global Macro Fund, LP.

“Company Warrants” means the common share purchase warrants issued by the Company entitling the holders thereof to acquire Company Shares provided that, for greater certainty, “Company Warrants” shall exclude any Company Options.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated July 29, 2022, by and between the Company and Buyer, as may be amended, modified or supplemented from time to time.

“Contract” or “Contracts” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Court” means the Supreme Court of British Columbia.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Response” means any reasonable actions or omissions taken in response to the COVID-19 pandemic (including any new or related strains) (a) to the extent reasonably necessary or prudent to comply with applicable Legal Requirement in any jurisdiction or (b) that are (i) commercially reasonable, and (ii) intended to protect the health and safety of employees, customers, vendors, service providers or any other persons who physically interact with representatives of the applicable party hereto, but, with respect to clause (b), solely to the extent supported by documentation, information, data, or other evidence reasonably substantiating the necessity or appropriateness of such actions (including any required quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, other safety measures, or any workplace or worksite shutdowns or slowdowns).

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“Cresence Agreement” means Asset Purchase Agreement, dated as of June 15, 2022, by and among (i) Dr. Francois Curtin, Prof. Ferdinando Nicolletti, and Prof. Giuseppe Scalabrino, and (ii) the Company, including all other Transaction Documents (as that term is defined in the Cresence Agreement) related thereto.

“Cresence Agreement Amendment” means amendment #1 to the Crescence Agreement in a form reasonably acceptable to Buyer, to be entered into among the parties to the Crescence Agreement.

“CRTC” means the Canadian Radio-Television and Telecommunications Commission.

“Deposit Agreement” means the Amended and Restated Deposit Agreement, dated as of February 8, 2021, by and among Buyer, The Bank of New York Mellon, as depositary, and the owners and holders of Buyer ADSs from time to time, as such agreement may be amended or supplemented.

“Effective Time” means 3:01 a.m. (New York City time) on the Closing Date, or such other time as the Parties may agree in writing prior to the Closing Date.

“Employee Benefit Plan” means each plan, program, policy, Contract, agreement or other arrangement providing for retirement, pension, nonqualified, deferred compensation, severance, separation pay, relocation benefits, termination pay, change in control, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, fringe benefits, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code, employment (other than at-will employment offer letters on standard forms) and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means March 31, 2023, or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the End Date for up to an additional 60 days (in 30-day increments) if the Final Order has not been obtained, by giving written notice to the other Party to such effect no later than 5:00 p.m. (New York City time) on the date that is not less than two (2) Business Days prior to the original End Date (and any subsequent End Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the End Date if the failure to obtain the Final Order is primarily the result of such Party’s Willful Breach of this Agreement.

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“Environmental Laws” means all Legal Requirements and Orders and recognized and generally accepted good engineering practices and industry standards concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of, or exposure to, any Hazardous Material, protection of the environment or human health or safety (including relating to fire protection and safety).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of a Person means any Person, trade or business that is or has been a member of a controlled group of organizations required to be treated as a single employer (within the meaning of Sections 414(b), (c), or (m) of the Code), with such Person or is required to be aggregated with another such Person under Section 414(o) of the Code or, with respect to a single employer plan, is under “common control” with another such Person, within the meaning of Section 4001(a)(14) or 4001(b)(1) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Consideration” means the Buyer Ordinary Shares (represented by Buyer ADSs) to be issued in exchange for Company Shares pursuant to the Arrangement.

“Fairness Opinion” means the opinion of Evans & Evans, Inc. to the effect that, as of December 13, 2022, the Exchange Consideration to be received by the Company Shareholders is fair, from a financial point of view, to the Company Shareholders.

“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and Buyer, each acting reasonably, approving the Arrangement, as such order may be amended by the Court, or with the consent of both the Company and Buyer, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and Buyer, each acting reasonably.

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“Foreign Benefit Plan” of a Person means each Employee Benefit Plan maintained by that Person or any of its Subsidiaries for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an actual and intentional Misrepresentation of a fact with the express intention that the other party rely thereon; provided, however, that for the avoidance of doubt, it does not include any claim for equitable fraud, promissory fraud, unfair dealing fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation organized under the laws of England and Wales are its memorandum and articles of association, and the “Governing Documents” of a British Columbia company are its certificate(s) of incorporation, continuation, amalgamation or name change, as applicable, its notice of articles and articles.

“Governmental Body” means any United Kingdom, United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-Governmental Body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment of which such Person is responsible or liable for (including any breakage fees, redemption and repayment premiums or penalties, seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to the repossession or sale of such property); (c) all obligations of such Person under leases (i) required to be capitalized in accordance with IFRS or (ii) have been classified as capital or finance leases in the Company Financial Statements or Buyer Financial Statements, as applicable; (d) all obligations of such Person, contingent or otherwise, for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate, currency swap or other hedging transactions (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends; (g) prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred membership interests (or other equity) of such Person; (h) all obligations from deferred compensation arrangements; (i) all obligations under surety bonds; (j) all obligations of the type referred to in clauses (a) through (i) of any Persons, the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (k) all obligations of the type referred to in clauses (a) through (j) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

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“Investment Canada Act” means the Investment Canada Act (Canada).

“IP Rights” mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and Buyer, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court or with the consent of Buyer and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and Buyer.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, provincial, regional, local (statutory, common or otherwise), municipal, foreign or international, multinational or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, guideline, policy, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, applied, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, Buyer and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of Buyer or the Company, as applicable).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Legal Requirement (including any Environmental Law), Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

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“Lind Security” means all security interests, liens and other Encumbrances granted by the Company to Lind Global Macro Fund, LP in accordance with the terms of the Company Waiver and Amendment Agreement.

“Loan Note” means that certain promissory note to be issued by the Company in favor of Buyer to be entered into following the execution of this Agreement and completion of the Registered Direct Offering, in the form attached hereto as Exhibit F, pursuant to which Buyer shall make a loan to the Company in the amount of $750,000.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Body.

“Other Arranged Securities” means the Company Options and the Company Warrants.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Body.

“Permitted Encumbrance” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Encumbrance arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS, (b) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS, (c) Encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with a party’s’ use or occupancy of such real property, (d) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of a Party and any of its Subsidiaries and do not prohibit or materially interfere with any Parties’ or its Subsidiaries’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Legal Requirements or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by a Party or its Subsidiaries of non-exclusive rights in non-material IP Rights in the ordinary course of business consistent with past practice, (g) in the case of the Company, the Lind Security, and (h) other Encumbrances that do not materially and adversely affect the value, use or operation of the asset subject thereto.

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data (a) relating to an identified or identifiable natural person, or (b) that is otherwise subject to any applicable Legal Requirement or any privacy policies of the Company governing data relating to an identified or identifiable natural persons.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, with any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or at the direction of the Court.

“Privacy Laws” means any of the following to the extent relating to the Processing of Personal Data or data-related notifications: (a) all applicable Legal Requirements; (b) each Party’s and its Subsidiaries’ own external-facing privacy policies; and (c) applicable provisions of Contracts to which Party or its Subsidiaries are a party or is otherwise bound.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Real Property Leases” means all leases, sub-leases, licenses, or other agreements, in each case, pursuant to which any Party or any of its Subsidiaries leases or sub-leases any real property.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Resolutions” means each of the resolutions in the agreed form, set out in the notice of general meeting contained in the Buyer Circular, which resolutions shall (i) adopt and approve this Agreement and the Transactions, (ii) approve the allotment of the Buyer Ordinary Shares in the Transaction and (iii) waive any pre-emption rights otherwise applicable to the allotment of Buyer Ordinary Shares in connection with the Transaction.

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“Sanctions and Export Control Laws” means any Legal Requirement or Order related to (a) import and export controls, including the Canadian Export and Import Permits Act and Defense Production Act and U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Global Affairs Canada, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or any other similar Governmental Body with jurisdiction over the Company, Buyer or any of their respective Subsidiaries, as applicable, from time to time or (c) anti-boycott measures, including such requirements imposed by federal, state, provincial, regional or local governments.

“Schedules” means, collectively, the Company Disclosure Schedules and the Buyer Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Authority” means, as applicable, the securities commissions or other securities regulatory authorities in each of the provinces of Canada, the United States of America and/or England and Wales.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Legal Requirements (including the applicable Canadian provincial and territorial securities laws, together with the published rules, regulations and instruments thereunder).

“Security Incident” means any action that results in an actual cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Company Trade Secret (including any Processed thereby or contained therein), including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Company trade secret.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) thereof.

“SEDAR” means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101 – System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators and available for public view at www.sedar.com.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Superior Proposal” means, other than with respect to a Takeover Offer, an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 100% for these purposes) made by a third party (other than a Party) that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the Buyer Board or Company Board, as applicable, determines, in its reasonable judgment after consulting in good faith with its financial advisors and its outside legal counsel, to be (i) more favorable to its shareholders from a financial point of view than the terms of the Arrangement and Share Exchange, and (ii) reasonably capable of being completed in accordance with its terms, taking into account any financing that is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Takeover Code” means the United Kingdom City Code on Takeovers and Mergers published by the Takeover Panel, as amended or reissued from time to time.

“Takeover Offer” means an offer or approach made by a third party to the Buyer and/or its Buyer Shareholders pursuant to the terms of the Takeover Code.

“Takeover Panel” means the United Kingdom Panel on Takeovers and Mergers.

“Tax” means any federal, provincial, state or local income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Body with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Body responsible for the collection or administration of Taxes or Tax Returns.

“Tax Law” means any applicable Legal Requirement relating to Taxes.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, designations, elections, notices, attachments and reports relating to Taxes required to be filed with any Governmental Body, including any amendment of any of the foregoing.

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“Tripartite Agreement” means the tripartite agreement dated as of the date hereof among Buyer, the Company and Lind Global Macro Fund, LP.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

“TSX-V” means the TSX Venture Exchange.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as well as similar foreign, state or local Legal Requirements.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2
THE ARRANGEMENT; THE TRANSACTION; CLOSING

Section 2.1       The Arrangement. On the terms and subject to the conditions hereof, the Company and Buyer shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA at the Effective Time, on the terms and subject to the conditions set forth in the Plan of Arrangement.

(a)       The Interim Order. As soon as reasonably practicable after the date of this Agreement, but in any event no later than January 13, 2023, the Company shall apply, pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with Buyer, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Company Transaction Support Agreements have been executed by each of the Supporting Company Shareholders and shall provide, among other things:

(i)       for the class(es) of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting, and for the manner in which such notice is to be provided;

(ii)       that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

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(iii)       that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(iv)       for the grant of the Arrangement Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated by the Plan of Arrangement;

(v)       for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vi)       that each Company Securityholder and any other affected person shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order so long as they enter a response within a reasonable time;

(vii)       that, subject to Section 2.2(b), the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court, and may be held virtually;

(viii)       that the record date for the Company Shareholders and holders of Other Arranged Securities entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting, unless required by applicable Legal Requirement or by the Court;

(ix)       confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Meeting in accordance with the Interim Order; and

(x)       for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

In seeking the Interim Order, the Company shall advise the Court that it is the intention of the Parties to rely upon the Section 3(a)(10) Exemption with respect to the issuance of all Arrangement Issued Securities to be issued pursuant to the Arrangement, based and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to Company Securityholders who hold securities of the Company whose rights are affected by the Arrangement and to whom will be issued Arrangement Issued Securities pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

(b)       The Company Meeting; Company Board Recommendation.

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(i)       Subject to the terms of this Agreement, the Interim Order, and the provision of the Buyer Information in accordance with Section 2.1(c)(iv), the Company shall convene and conduct the Company Meeting in accordance with the Governing Documents of the Company, applicable Legal Requirements (including the rules and policies of the TSX-V) and the Interim Order as soon as reasonably practicable (and in any event shall use its commercially reasonable efforts to hold the Company Meeting no later than February 28, 2023), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), except in the case of an adjournment as required for quorum purposes or as required by applicable Legal Requirements or by a Governmental Body. The Company shall consult with Buyer in fixing the record date for the Company Meeting and the date of the Company Meeting, give notice to Buyer of the Company Meeting and allow Buyer’s Representatives to attend the Company Meeting. The Company shall not submit any proposal other than the Company Proposals in connection with the Company Meeting without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed). The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including soliciting proxies (and using a proxy solicitation service if the Parties determine it to be reasonably necessary) in favor of the approval of the Company Arrangement Resolution and against any resolution submitted by any Company Securityholder that is inconsistent with the Company Arrangement Resolution or the completion of any of the transactions contemplated by this Agreement and instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders and holders of Other Arranged Securities in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

(ii)       The Company shall provide Buyer with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (B) timely updates with respect to any communication (written or oral) from any Company Securityholder in opposition to the Arrangement or any purported exercise or withdrawal of Arrangement Dissent Rights, and (C) the right to review and comment on all communications sent to the Company Securityholders and to participate in any discussions, negotiations or Legal Proceedings with or including any such Company Securityholders. The Company shall not (y) make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Arrangement Dissent Rights, or (z) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of Buyer.

(iii)       Promptly upon the request of Buyer, the Company will use its commercially reasonable efforts to prepare or cause to be prepared and provide to Buyer (i) a list of Company Shareholders (including registered Company Shareholders, lists of non-objecting beneficial holders of Company Shares and book-based nominee registrants) or persons having rights issued by the Company to acquire Company Shares (including Other Arranged Securities), and (ii) a security position listing from each depositor of its securities, including CDS Clearing and Depositary Services Inc., and will obtain and will deliver to Buyer thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

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(iv)       Subject to Section 2.1(b)(v), the Company Board shall unanimously recommend that the Arrangement is in the best interests of the Company and fair to the Company Securityholders and recommend that the Company Securityholders vote in favor of the Company Arrangement Resolution and such recommendation (the “Company Board Recommendation”) and the Company Board, or any committee thereof, shall not (A) publicly withdraw or modify (or publicly propose to withdraw or modify) the Company Board Recommendation in a manner adverse to Buyer, and no resolution by the Company Board, (B) fail to reaffirm, without qualification, the Company Board Recommendation, or fail to state publicly, without qualification, this Agreement and the Transaction are in the best interests of the Company and fair to the Company Securityholders, within five (5) Business Days after Buyer requests in writing that such action be taken (and in any case at least two Business Days prior to the Company Meeting), (C) fail to announce, publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Company Board recommends rejection of such tender or exchange offer, (D) fail to issue, within 10 Business Days after an Acquisition Proposal is publicly announced (and in any case at least two Business Days prior to the Company Meeting), a press release announcing its opposition to such Acquisition Proposal; (E) approve, endorse, or recommend any Acquisition Proposal; or (F) resolve or propose to take any action described in clauses (A) through (E) of this sentence (each of the foregoing actions described in clauses (A) through (F) of this sentence being referred to as a “Company Change in Recommendation”).

(v)       Notwithstanding anything to the contrary contained in Section 2.1(b)(iv), at any time prior to the approval of the Company Arrangement Resolutions by the Company Required Approval, the Company Board may make a Company Change in Recommendation if the Company Board concludes in good faith, after having consulted with the Company’s outside legal counsel and financial advisors, that as a result of the Company’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.10(a), such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that the failure to effect such Company Change in Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary obligations to the Company under applicable Legal Requirements; provided, however, that prior to the Company taking any action permitted under this Section 2.1(b)(v), and the Company shall provide Buyer with at least three (3) Business Days’ prior written notice advising Buyer that it intends to effect such Company Change in Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.10(b)) and during such three (3) Business Day period, (i) the Company shall negotiate, and cause its Representatives to negotiate, with Buyer in good faith (to the extent Buyer wishes to negotiate) to enable Buyer to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Company Board to effect such Company Change in Recommendation, and (ii) the Company shall consider in good faith any proposal by Buyer to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such Company Change in Recommendation. The Company shall take any action that would not allow the Company to make such disclosure to the Buyer or to not allow for the Buyer’s right to match as contemplated herein.

(vi)       Notwithstanding (A) any Company Change in Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under Section 2.1(b)(i) and Section 2.1(c)(i) shall continue in full force and effect. The Company agrees that it shall not submit to the vote of the Company Shareholders and/or any other Company Securityholders any Acquisition Proposal (whether a Superior Proposal or not) prior to the vote of the Company Securityholders with respect to the Company Required Approval at the Company Meeting unless this Agreement is terminated in accordance with its terms.

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(c)       The Company Information Circular.

(i)       The Company shall, in accordance with applicable Legal Requirements, promptly prepare and complete, in good faith consultation with Buyer, the Company Information Circular together with any other documents required by applicable Legal Requirements (including the rules and policies of the TSX-V) in connection with the Company Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular, a Letter of Transmittal and such other documents to be filed and to be delivered to each Company Securityholder and other person as required by the Interim Order and applicable Legal Requirements (including the rules and policies of the TSX-V), in each case so as to permit the Company Meeting to be held by the time specified in Section 2.1(b)(i).

(ii)       The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Legal Requirements (including the rules and policies of the TSX-V), (B) does not contain any Misrepresentation, except with respect to Buyer Information included in the Company Information Circular, (C) provides the Company Securityholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting, and (D) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Legal Requirements (including the rules and policies of the TSX-V).

(iii)       Without limiting the generality of Section 2.1(c)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) the Company Board Recommendation, (B) a copy of the Fairness Opinion, (C) a statement that the Company Board has received the Fairness Opinion, and (D) a statement that each Supporting Company Shareholder has entered into a Company Transaction Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution.

(iv)       Buyer shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to Buyer (including pro forma financial statements of Buyer) required to be included under applicable Legal Requirements in the Company Information Circular (the “Buyer Information”), and ensuring that the Buyer Information does not contain any Misrepresentation. The Company shall give Buyer and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by Buyer and its counsel, and agrees that all information relating to Buyer included in the Company Information Circular must be in a form and content reasonably satisfactory to Buyer. The Company shall provide Buyer with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders and holders of Other Arranged Securities.

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(v)       Each Party shall promptly notify the other Party if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders and holders of Other Arranged Securities as required by the Court or applicable Legal Requirements (including the rules and regulations of the TSX-V).

(vi)       The Company shall promptly inform Buyer of any requests or comments made by Governmental Body or the TSX-V in connection with the Company Information Circular or the Transactions.

(d)       The Final Order. The Company shall take all steps necessary or reasonably desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Arrangement Resolution as provided for in the Interim Order, unless otherwise agreed by the Company and Buyer.

(e)       Court Proceedings.

(i)       In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and Buyer shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide Buyer and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of Buyer and its Representatives, and all information relating to Buyer included in such materials must be in a form and content reasonably satisfactory to Buyer; (C) provide to the Buyer on a timely basis copies of any response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement; (E) not file any material with the Court that results in an increase or variation in the form of the Exchange Consideration or other modification or amendment to such materials that expands or increases Buyer’s obligations, or diminishes or limits Buyer’s rights, set forth in any such materials or under this Agreement, the Arrangement, the Plan of Arrangement or the Transaction Support Agreements; (F) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Effective Time, the Company is required by the terms of the Final Order or by applicable Legal Requirement to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation with, Buyer; and (G) not object to legal counsel to Buyer making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided Buyer advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

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(ii)       Subject to the terms of this Agreement, Buyer will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by Buyer in connection therewith.

Section 2.2       Closing of the Transactions Contemplated by this Agreement. At the Closing, (i) the Share Exchange shall occur on the terms and subject to the conditions set forth in the Plan of Arrangement, (ii) the PIPE Financing will be completed and (iii) the transactions contemplated by the Tripartite Agreement will be completed. For the avoidance of doubt, all Buyer Ordinary Shares issuable under the Share Exchange shall be delivered to the holders of Company Shares in the form of Buyer ADSs. The Buyer ADSs shall be issued in accordance with the Deposit Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Legal Requirements, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Buyer and the Company may agree in writing.

Section 2.3       Treatment of Other Arranged Securities.

(a)       At the Effective Time (or such other time as set out in the Plan of Arrangement), each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plans, whether or not vested, shall be exchanged for an option of Buyer to purchase Buyer Ordinary Shares (in the form of Buyer ADSs) (a “Replacement Option”), and such Replacement Options shall be on the terms and conditions contemplated in the Plan of Arrangement (and with changes to such documents as Buyer in good faith determines are appropriate to reflect the substitution of the Company Options by Buyer to purchase shares of Buyer Ordinary Shares), all in accordance with the terms of the Plan of Arrangement. Prior to the Closing Date, and subject to the review and approval of Buyer, Buyer and the Company will take all actions necessary to effect the transactions contemplated by this Section 2.3(a) under applicable Legal Requirements and the Plan of Arrangement.

(b)       At the Effective Time (or such other time as is set out in the Plan of Arrangement), and pursuant to the Plan of Arrangement, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time, if any, shall, upon due exercise of such Company Warrant, entitle the holder thereof to receive, in lieu of Company Shares, that number of Buyer Ordinary Shares (in the form of Buyer ADSs) which such holder of Company Warrants would have been entitled to if the Company Warrants had been exercised prior to the Effective Time and such Company Shares had been exchanged as contemplated in the Plan of Arrangement, all in accordance with the terms of the Plan of Arrangement. Prior to the Closing Date (x) subject to the review and approval of Buyer, the Company will take all actions necessary to effect the transactions contemplated by this Section 2.3(b) under applicable Legal Requirements.

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(c)       Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans, the Company Warrants and otherwise) to effectuate the provisions of this Section 2.3 and to ensure that, from and after the completion of the transactions contemplated by the Plan of Arrangement, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 2.3 and the Plan of Arrangement.

Section 2.4       Exchange Agent.

(a)       As promptly as reasonably practicable following the date of this Agreement, but prior to the mailing of the Company Information Circular, Buyer shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Shares, and each Company Share held in book-entry form on the securities registry of the Company immediately prior to the Effective Time, in either case, for the portion of the Exchange Consideration issuable in respect of such Company Shares on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement.

(b)       Prior to the Effective Time, Buyer shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent evidence of the Exchange Consideration in book-entry form.

Section 2.5       Withholding. Buyer, the Company, their Subsidiaries and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) with respect to any consideration or other amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Body, and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made provided such amounts are so timely remitted to the appropriate Governmental Body. Each of Buyer and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of the Exchange Consideration as is necessary to provide sufficient funds to Buyer or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and Buyer or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Body and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.6       U.S. Securities Law Matters. The Parties intend that the Arrangement shall be carried out such that the issuance of the Arrangement Issued Securities qualifies for the exemption from the registration requirements of the Securities Act provided by the Section 3(a)(10) Exemption and applicable U.S. state securities laws in reliance upon similar exemptions under applicable U.S. state securities laws. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.6. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

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(a)       the Arrangement will be subject to the approval of the Court;

(b)       prior to the Court hearing required to issue the Interim Order, the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption with respect to the issuance of the Arrangement Issued Securities pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)       the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Company Securityholders to whom will be issued Arrangement Issued Securities pursuant to the Arrangement;

(d)       the Interim Order will specify that each Person entitled to receive Arrangement Issued Securities pursuant to the Arrangement will have the right to appear before the Court at the Court hearing on the Final Order so long as they enter an appearance within a reasonable time and in accordance with the requirements of Section 3(a)(10) of the Securities Act;

(e)       the Parties will ensure that each Company Securityholder entitled to receive Arrangement Issued Securities pursuant to the Arrangement will (i) be given adequate and appropriate notice advising them of their right to attend the Court hearing to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right, and (ii) be advised that the Arrangement Issued Securities t have not been and will not be registered under the Securities Act and will be issued by Buyer in reliance on the Section 3(a)(10) Exemption, and shall be without trading restrictions under the Securities Act (other than those that would apply under the Securities Act in certain circumstances to Persons who are or, have been within 90 days of the Closing Date, or, on or after the Closing Date, become affiliates (as that term is defined by Rule 144 under the Securities Act) of Buyer;

(f)       the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to all Persons entitled to receive Arrangement Issued Securities pursuant to or in connection with the Arrangement;

(g)       holders of Company Options entitled to receive Replacement Options pursuant to the Arrangement will be advised that the Replacement Options issued pursuant to the Arrangement have not been registered under the Securities Act and will be issued and exchanged by Buyer in reliance on the Section 3(a)(10) Exemption, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Options; therefore, the Buyer Ordinary Shares (in the form of Buyer ADSs) issuable upon exercise of the Replacement Options cannot be issued in the U.S. or to a Person in the U.S. in reliance on the Section 3(a)(10) Exemption and the Replacement Options may only be exercised, and the underlying Buyer Ordinary Shares (in the form of Buyer ADSs) issued, pursuant to a then-available exemption from the registration requirements of the Securities Act and applicable state securities Laws;

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(h)       the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(i)       the Company will request that the Final Order include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the issuance and distribution of securities of Buyer pursuant to the Plan of Arrangement.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedules, or (b) as disclosed in the Company Public Documents filed on SEDAR prior to the date hereof (but, in each case, (A) without giving effect to any amendment thereof filed with, or furnished on SEDAR on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Company Public Documents (x) shall not be deemed disclosed for the purposes of Section 3.1, Section 3.2, Section 3.3, or Section 3.7 and (y) shall be deemed to be disclosed in a section of the Company Disclosure Schedules only to the extent that it is readily apparent from a reading of such Company Public Document that it is applicable to such section of the Company Disclosure Schedules, the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.1       Organization and Qualification; Subsidiaries.

(a)       The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of British Columbia, Canada. The Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the ownership of its owned, operated or leased properties or the conduct of its business makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, either individually or in the aggregate, have a Company Material Adverse Effect.

(b)       The Company has made available to Buyer accurate and complete copies of: (a) the Governing Documents of the Company and each Subsidiary; (b) the stock or other ownership records of the Company and each Subsidiary; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, members or partners, as applicable, of the Company, the Company Board and the board of directors or other governing body of each Subsidiary and all committees of the Company Board and the board of directors or other governing body of each Subsidiary. The books of account, stock or other ownership records, minute books and other records of the Company and each Subsidiary are accurate, up-to-date and complete in all material respects. The Company and each Subsidiary is not in breach or violation of its Governing Documents.

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(c)       Section 3.1(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of all direct and indirect Subsidiaries of the Company as of the date hereof, and includes, for each such Subsidiary, the jurisdiction of incorporation or organization, and capitalization, including the percentage ownership held directly or indirectly by the Company and any other equity holder. Each Subsidiary of the Company is validly existing and in good standing under the laws of the jurisdiction of its organization or formation and in good standing as a foreign corporation in each jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary of the Company has been validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or jointly by the Company and another of its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for its interests in the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 3.2       Capitalization.

(a)       The authorized capital stock of Company consists of an unlimited number of Company Shares, of which 79,414,015 shares are issued and outstanding as of the date hereof. The Company does not have any shares of preferred stock authorized or outstanding. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Shares are duly authorized, validly issued, fully paid and non-assessable. There are no securities of the Company outstanding other than the Company Shares, Company Options, Company Warrants and Company Convertible Securities. All securities of the Company which have ever been issued were issued in compliance with all applicable securities Legal Requirements and all requirements set forth in applicable Contracts.

(b)       Except for the 2017 Share Option Plan and the Restricted Share Unit Plan (collectively, the “Company Plans”), the Company does not have any stock option plan, restricted stock or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Company had reserved an aggregate of 10,290,410 Company Shares for issuance to employees, consultants and non-employee directors pursuant to the Company Plans, under which Company Options are outstanding for an aggregate of 8,875,940 shares. As of the date of this Agreement, there are no restricted stock or restricted stock units issued and outstanding. All shares of Company Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Section 3.2(b) of the Company Disclosure Schedules lists the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Shares subject to such Company Option at the time of grant; (iii) the number of shares of Company Shares subject to such Company Option as of the date of this Agreement; (iv) the exercise price (and applicable currency) of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; and (vii) the date on which such Company Option expires. The Company has made available to Buyer an accurate and complete copy of the Company Plans and all stock option agreements evidencing outstanding options granted thereunder. No vesting of Company Options will accelerate in connection with the closing of the Transactions.

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(c)       22,191,648 Company Shares are reserved for issuance pursuant to outstanding Company Warrants. Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the date hereof, a list of all holders of Company Warrants, including the number of Company Shares subject to each Company Warrant, the exercise prices and the term of each Company Warrant. True, correct and complete copies of the form of each Company Warrant have been provided to Buyer, and such Company Warrant has not been amended, modified or supplemented since being provided to Buyer, and there are no written or oral agreements, understandings or commitments to amend, modify or supplement such Company Warrant in any case from those provided to Buyer.

(d)       Section 3.2(d) of the Company Disclosure Schedules sets forth, as of the date hereof, (i) a list of all holders of Company Convertible Securities, (ii) the face value of the Company Convertible Security held by each holder, (iii) the accrued and unpaid interest, including the interest rate, applicable and owing to each such Company Convertible Security, (iv) the number of Company Shares each Company Convertible Security is convertible into, (vi) the conversion price of each Company Convertible Security, and (vii) the date of issuance of each Company Convertible Security. Accurate and complete copies of the Company Convertible Securities have been provided to Buyer. Each Company Convertible Security has not been amended, modified or supplemented since being provided to Buyer, and, except as contemplated by this Agreement, there are no written or oral agreements, understandings or commitments to amend, modify or supplement such Company Convertible Security in any case from those provided to Buyer.

(e)       Except for the Company Options, the Company Warrants or pursuant to the Cresence Agreement, , there are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

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(f)       None of the outstanding securities of the Company are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, subscription right, right of maintenance or any similar right. None of the outstanding Company Shares are subject to any right of first refusal in favor of Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the shareholders of Company have a right to vote. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or the registration of the offer or sale of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act or any applicable Canadian securities Legal Requirement. The Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares or other securities. As of the date of this Agreement, there are no repurchase rights with respect to securities of the Company (including shares issued pursuant to the exercise of Company Options or the Company Convertible Securities).

(g)       Section 3.2(g) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(h)       Except as contemplated by the Tripartite Agreement, no Change of Control Payments will become payable by the Company or any of its Subsidiaries as a result of the completion of the Arrangement or the transactions contemplated by this Agreement or any Ancillary Document.

Section 3.3       Authority; Non-Contravention; Approvals.

(a)       The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b)       The Company Board, by resolutions duly and unanimously adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement, the Ancillary Documents and the Transactions, and determined that this Agreement, the Ancillary Documents and the Transactions, are in the best interests of the Company and advisable and fair to the Company Securityholders, and (ii) resolved to recommend that the Company Securityholders approve the Company Arrangement Resolution.

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(c)       The execution and delivery of this Agreement by Company or any Ancillary Documents to which it is or will be a party does not, and the performance of this Agreement or any Ancillary Documents to which it is or will be a party by Company will not, (i) conflict with or violate the Governing Documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Company Required Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement or rule or policy of the TSX-V applicable to Company or any of its Subsidiaries or by which their respective properties or assets is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company or its business or would not prevent or materially delay the consummation of the Transactions, (iii)  result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Contract, except in the case of any non-material breach, default, penalty or modification, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company or any of its Subsidiaries.

(d)       No consent, approval, Order or authorization of, or registration, waiver, declaration or filing with any Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement; and (ii) any other consents, approvals, Orders or authorizations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

Section 3.4       Reporting Status; Public Filings; Financial Statements; Undisclosed Liabilities.

(a)       The Company is a “reporting issuer” (as that term is defined under applicable Securities Laws) and not on the list of reporting issuers in default under applicable Securities Laws in British Columbia and Alberta. No delisting, suspension of trading in or cease trading order with respect to any securities of the Company and, to the Knowledge of the Company, no inquiry or investigation (formal or informal) of any Securities Authority or the TSX-V is in effect or ongoing or, to the Knowledge of the Company, expected to be implemented or undertaken with respect to the foregoing. The Company Shares are listed on the TSX-V and the Company does not have any securities listed or quoted for trading on any securities exchange or market other than the TSX-V and the OTCQB Venture Market. The Company is in compliance in all material respects with all applicable Securities Laws and the applicable listing and governance rules, regulations and policies of the TSX-V.

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(b)       The Company has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities or the TSX-V since January 1, 2019. All such documents and information comprising the Company Public Documents, as of their respective dates (and the dates of any amendments thereto): (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (B) complied in all material respects with the requirements of applicable Securities Laws and the requirements of the TSX-V, and any amendments to the Company Public Documents required to be made have been filed on a timely basis with the Securities Authorities or the TSX-V. The Company has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential. There has been no change in a material fact or a material change in any of the information contained in Company Public Documents, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the Company Public Documents. There are no outstanding or unresolved comments in comment letters or other correspondence from any Securities Authority with respect to any of such documents and, to the knowledge of the Company, neither the Company nor any of its documents required to be publicly disclosed or filed by the Company with the Securities Authorities or the TSX-V is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or the TSX-V.

(c)       The Company’s audited consolidated financial statements as at and for the fiscal years ended February 28, 2022 and 2021 (including the notes thereto) and the Company’s unaudited financial statements for the interim period ended August 30, 2022 (the “Company Financial Statements”) were prepared in accordance with IFRS consistently applied (except: (A) as otherwise indicated in such financial statements and the notes thereto or in the related report of the Company’s independent auditors; or (B) in the case of unaudited interim statements, are subject to normal period end adjustments and may omit notes which are not required by applicable Legal Requirements in the unaudited statements) and, together with management’s discussion and analysis related to such Company Financial Statements, fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of the Company and its Subsidiaries on a consolidated basis. There has been no material change in the Company’s accounting policies, except as described in the notes to the Company Financial Statements, since January 1, 2019. There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company or any of its Subsidiaries with unconsolidated entities or other persons which are not reflected in the Company Financial Statements.

(d)       Neither the Company nor any of its Subsidiaries has any Liabilities that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Company Financial Statements, (ii) incurred in connection with the Transactions, (iii) disclosed in Section 3.5(d) of the Company Disclosure Schedules, (iv) incurred since August 30, 2022 in the ordinary course of business, or (v) would not have, individually or in the aggregate, reasonably be expected to be material to the Company.

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(e)       The Company has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under securities legislation is accumulated and communicated to the Company’s Chief Executive Officer and Chief Financial Officer to allow timely decisions regarding required disclosure. The Company maintains systems of “internal control over financial reporting” that have been designed by, or under the supervision of, its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and Legal Requirements. Since January 1, 2019, the Company’s auditors and the audit committee of the Company Board have not been advised of: (A) any significant deficiency, or a combination of deficiencies, in the design or operation of internal controls over financial reporting, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.5       Absence of Certain Changes or Events. Since March 1, 2022 through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in IFRS or as disclosed in the notes to the Company Financial Statements, (c) any revaluation by Company or any of its Subsidiaries of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business or (d) action, event or occurrence that would have required consent of Buyer pursuant to Section 5.1(a) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 3.6       Permits. The Company and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are necessary and material to the operation of the business of the Company and its Subsidiaries (collectively, the “Company Permits”). The Company and each Subsidiary is in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Company, threatened, which seeks to revoke or limit any Company Permit.

Section 3.7       Material Contracts.

(a)       Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Company Contracts”):

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(i)       any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) the Company or any of its ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of the Company or any of its ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of the Company or any of its ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company under applicable Legal Requirements;

(ii)       any Contracts identified or required to be identified in Section 3.19 of the Company Disclosure Schedules;

(iii)       any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iv)       any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company and any of its officers or directors;

(v)       any Contract imposing, by its express terms, any material restriction on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, commercialize, offer, support or service any product or any technology or other asset to or for any other Person;

(vi)       any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii)       any Contract relating to Indebtedness or to the placing of an Encumbrance (other than a Permitted Encumbrance) on any material assets or properties;

(viii)       any joint marketing or development agreement;

(ix)       any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification, option to purchase or similar right with respect to any securities or assets of the Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of the Company;

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(x)       each Contract that contemplates or involves the payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution, reseller or sales representative agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any IP Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the ordinary course of business consistent with past practice;

(xi)       each Contract containing any royalty, milestone, or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or event;

(xii)       any Contract with any Governmental Body that is material to the business or operations of the Company;

(xiii)       any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement; and

(xiv)       any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Body or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on the Company or any of its Subsidiaries (or Buyer or any of its Affiliates after the Closing).

(b)       The Company has made available to Buyer an accurate and complete copy of each Company Contract listed or required to be listed in Section 3.7 of the Company Disclosure Schedules. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the Knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, and, assuming due authorization and execution by the other party thereto, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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Section 3.8       Books and Records. The minute books of the Company and its Subsidiaries for the last three (3) years) have been made available to Buyer or counsel for Buyer and are the only minute books of the Company and its Subsidiaries for the last three (3) years and have been maintained in accordance with all applicable Legal Requirements. The minute books of the Company and its Subsidiaries for the last three (3) years contain accurate summaries, in all material respects, of all meetings of the board of directors (or equivalent) or any committees thereof and shareholders or members, and/or any actions by written consent of the Company and the applicable Subsidiary, as the case may be. The books and records of the Company and its Subsidiaries accurately reflect in all material respects, for the last three (3) years, the assets, liabilities, business, financial condition and results of operations of the Company and its Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

Section 3.9       Litigation. There is no pending Legal Proceeding, and, to the Knowledge of Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or its Subsidiaries, any business of any of the Company or its Subsidiaries or any of the assets owned, leased or used by the Company or any of its Subsidiaries, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. There is no Order to which the Company or any of its Subsidiaries, or the assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of Company, no officer or other key employee of the Company or any Subsidiary is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

Section 3.10       Compliance with Applicable Law. The Company and each of its Subsidiaries is not and has not been at any time in the past three years in conflict with (i) any Legal Requirement or Order applicable to the Company or its Subsidiaries or by which the Company or any of its Subsidiaries is bound or affected, or (ii) any Contract to which the Company or any Subsidiary is a party or by which the Company, its Subsidiaries or any of their respective properties is bound or affected, except for conflicts, defaults or violations which would not, individually or in the aggregate, result in a Company Material Adverse Effect. To the Company’s Knowledge, no investigation or review by any Governmental Body is pending or, to the Knowledge of Company, threatened against the Company or any of its Subsidiaries.

Section 3.11       Employee Benefit Plans.

(a)       Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, identifying its jurisdiction). With respect to each Employee Benefit Plan, the Company has provided Buyer with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, for each Employee Benefit Plan, to the extent applicable, (i) the most recent plan document and all amendments thereto, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) the most recently prepared actuarial valuation report, (v) all material correspondence with any applicable Governmental Body for the current year and the previous three (3) years, and (vi) the most recent employee booklet.

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(b)       No Employee Benefit Plan is, and neither the Company nor any Subsidiary sponsors, maintains, contributes to (is required to contribute to) or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and neither the Company nor any Subsidiary has any Liability to provide, any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or any similar Legal Requirement and for which the recipient pays the full premium cost of coverage. Neither the Company nor any Subsidiary has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)       Each Employee Benefit Plan has been established, maintained, operated, and administered in all material respects in accordance with its terms and all applicable Legal Requirements. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a current favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred which could adversely affect the qualification of such Employee Benefit Plan. Neither the Company nor any Subsidiary has incurred (whether or not assessed) any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)       Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(e)       There are no pending or, to the Company’s Knowledge, threatened, claims or Legal Proceedings or disputes with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, or any breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Employee Benefit Plan and applicable Legal Requirement, or if not yet due, properly accrued.

(f)       The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries or (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries.

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(g)       No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company or any of its Subsidiaries under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h)       Neither the Company nor any of its Subsidiaries have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i)       Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Body. To the Company’s Knowledge, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Foreign Benefit Plan. All material contributions required to have been made by or on behalf of the Company or any of its Subsidiaries with respect to plans or arrangements maintained or sponsored by a Governmental Body (including national or provincial pension scheme, social security, unemployment insurance, severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(j)       No Foreign Benefit Plan is: (A) a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA); (B) a “registered pension plan” (within the meaning of subsection 248(1) of the Tax Act); (C) a “retirement compensation arrangement” (within the meaning of subsection 248(1) of the Tax Act); or (D) has any material unfunded or underfunded Liabilities. No Foreign Benefit Plan is intended to be, or has ever been determined or alleged by a Governmental Body to be, a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

Section 3.12       Environmental Matters.

(a)       No substance that has been designated by any Governmental Body or by applicable foreign, federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health (through exposure in the environment) or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), has been released, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company currently owns, operates, occupies or leases, in such quantities as would cause a Company Material Adverse Effect.

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(b)       Neither the Company nor any Subsidiary has, since January 1, 2019, transported, stored, used, manufactured, disposed of, or released Hazardous Materials (collectively, “Hazardous Material Activities”) in violation of any Legal Requirement in effect on or before the date hereof.

(c)       The Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of the Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not be material to the Company and its Subsidiaries.

(d)       No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company.

Section 3.13       Intellectual Property.

(a)

(i)       Section 3.13(a)(i) of the Company Disclosure Schedules lists all of the Patent Rights and all Trademark Rights owned solely by Company or any of its Subsidiaries as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number.

(ii)       Section 3.13 (a)(ii) of the Company Disclosure Schedules lists all of the Patent Rights and all Trademark Rights in which the Company or any of its Subsidiaries has any co-ownership interest, other than those owned solely by Company or any of its Subsidiaries, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number.

(iii)       Section 3.13 (a)(iii) of the Company Disclosure Schedules lists all of the third-party Patent Rights and Trademark Rights in which Company or any of its Subsidiaries has any exclusive right, title or interest, other than those owned solely or co-owned by Company or any of its Subsidiaries.

(b)       Section 3.13 (b) of the Company Disclosure Schedules lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to the Company or any of its Subsidiaries any right, title, or interest in or to any IP Rights other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no breaches or defaults of, nor has the Company or any of its Subsidiaries received any written notice of any disputes or threatened disputes concerning, and of such Contracts.

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(c)       Section 3.13 (c) of the Company Disclosure Schedules lists all Contracts in effect as of the date of this Agreement under which the Company or any of its Subsidiaries has licensed, granted or conveyed to any third party any right, title or interest in or to any Company IP Rights. To the Company’s Knowledge, there are no breaches or defaults of, nor has the Company or any of its Subsidiaries received written notice of any disputes or threatened disputes concerning, any of such Contracts.

(d)       To the Knowledge of the Company, the Company or its Subsidiaries is the exclusive owner, or has the right to use and commercially exploit, all IP Rights and any other intellectual property rights as necessary or required for use in connection with the business and which the failure to so own or have the right to use and commercially exploit would reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Owned IP Rights”), free and clear of all Encumbrances. All of the Company Owned IP Rights are valid and enforceable. Neither the Company nor any of its Subsidiaries has received, since the date of the latest audited financial statements, a written notice of a claim or otherwise has any knowledge that the Company Owned IP Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to have a Company Material Adverse Effect. All necessary registration, maintenance and renewal fees in respect of the Company Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Company Owned IP Rights.

(e)       The Company and its Subsidiaries have taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Company Owned IP Rights. Neither the Company nor any of its Subsidiaries has divulged, furnished to or made accessible any of its Trade Secrets to any Person except pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets or in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Company and its Subsidiaries otherwise takes and has taken reasonable measures to maintain the confidentiality of its Trade Secrets. All current and former officers and employees of, and consultants and independent contractors to, the Company or its Subsidiaries who have contributed to the creation or development of any Company IP Rights owned by Company or any of its Subsidiaries have assigned all of their respective ownership rights in such IP Rights to the Company or its Subsidiaries, as applicable, and have executed and delivered to the Company or its Subsidiaries an agreement (containing no exceptions or exclusions from the scope of the coverage contained in their applicable form agreement) regarding the assignment to the Company or its Subsidiaries, as applicable, of any IP Rights arising from services performed for the Company or its Subsidiaries by such Persons. To the Knowledge of the Company, no current or former officers and employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries have breached any material term of any such agreements.

(f)       To the Knowledge of the Company, with respect to third party Patent Rights and Trademark Rights, neither Company nor any of its Subsidiaries nor any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and neither the Company nor any of its Subsidiaries has received any written notice nor are any of them subject to any actual, or to the Knowledge of Company, threatened proceedings, claiming or alleging any of the foregoing.

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(g)       To the Knowledge of the Company, no Company Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has a third party previously infringed, misappropriated or unlawfully used any such Company Owned IP Rights.

(h)       Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on the Company’s or any of its Subsidiaries’ right, title or interest in or to any material Company Owned IP Rights.

(i)       To the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by the Company or any of its Subsidiaries to develop or create, in whole or in part, any Company Owned IP Rights.

Section 3.14       Labor Matters.

(a)       Except as disclosed in Section 3.14(a) of the Company Disclosure Schedules, since January 1, 2019, (i) neither the Company nor any of its Subsidiaries (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company or any of its Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company and its Subsidiaries have withheld all amounts required by applicable Legal Requirement or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each of the Company and its Subsidiaries, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Company and its Subsidiaries.

(b)       Since January 1, 2019, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

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(c)       Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment, whether by way of certification, interim certification, voluntary recognition or succession rights, and there is no application pending, or to the Company’s Knowledge threatened, for any labor union, labor organization, works council, employee delegate, representative or other employee collective group to be certified as the bargaining agent of any employees of the Company or any of its Subsidiaries. There is no duty on the part of the Company or any of its Subsidiaries to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2019, neither the Company nor any of its Subsidiaries is or has been engaged in any unfair labor practice and there has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company or any of its Subsidiaries. To the Company’s Knowledge, in the last five years, there have been no actual, pending or threated labor organizing activities with respect to any employees of the Company or any of its Subsidiaries and no trade union has applied to have the Company or any of its Subsidiaries declared a common or related employer pursuant to applicable labor relations legislation in any jurisdiction in which the Company or any of its Subsidiaries carries on business.

(d)       No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company or any of its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Legal Requirement, Order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19. Neither the Company nor any of its Subsidiaries have otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Legal Requirement, Order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19.

(e)       Neither the Company nor any Subsidiary is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Transactions; (ii) agreement with any current or former employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Transactions.

Section 3.15       Insurance.

(a)       The Company and each of its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of the Company’s businesses in all material respects. The Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Company and its Subsidiaries would, in accordance with good business practice, customarily insure. Since the January 1, 2019, all premiums due and payable under such Company Insurance Policies have been paid on a timely basis, and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies, of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Buyer.

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(b)       There are no material claims pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. Since January 1, 2019, all material claims thereunder have been filed in a due and timely fashion and neither the Company nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 3.16       Tax Matters.

(a)       Each of the Company and its Subsidiaries has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Legal Requirements and Orders, and each of the Company and its Subsidiaries has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)       Each of the Company and its Subsidiaries has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)       Each of the Company and its Subsidiaries has timely collected and paid the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d)       Neither the Company nor any of its Subsidiaries is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(e)       Neither the Company nor any of its Subsidiaries has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)       Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g)       There are no Encumbrances for material Taxes on any assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

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(h)       During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)       Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was the Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than the Company or any of its current Affiliates) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Legal Requirements), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)       No written claims have ever been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)       Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other of its current Affiliates) and neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement (other than with any of its current Affiliates) that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(l)       Neither the Company nor any of its Subsidiaries has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial Tax legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act where the relevant amounts would be material. The Company and its Subsidiaries have complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(m)       There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of sections 17, 78 or 80 to 80.04 of the Tax Act or any equivalent provincial provision to the Company or its Subsidiaries.

(n)       Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment

(o)       At no time in the five (5) year period ending on the date of this Agreement have the Company Shares derived more than 50% of their fair market value, directly or indirectly, from one or more (or a combination) of the following: (i) real or immovable property situated in Canada; (ii) Canadian resource property; (iii) timber resource property situated in Canada; or (iv) options or interests in respect of the foregoing.

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(p)       Neither the Company nor any of its Subsidiaries owns any United States real property interests within the meaning of Section 897(c) of the Code.

Section 3.17       Brokers. Except as set forth on Section 3.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company or any of its Subsidiaries has any obligation.

Section 3.18       Real and Personal Property.

(a)       Real Property. Neither the Company nor any of its Subsidiaries owns or leases any real property.

(b)       Personal Property. The Company and its Subsidiaries have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company and its Subsidiaries reflected in the Company Financial Statements or thereafter acquired by the Company and its Subsidiaries, except for assets disposed of in the ordinary course of business.

Section 3.19       Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company and any of its Subsidiaries, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company and any of its Subsidiaries entered into in the ordinary course of business (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Options’ status as a holder of Company Shares or Company Options, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s or any of its Subsidiaries’ business, or (B) owes any material amount to, or is owed any material amount by, the Company or any of its Subsidiaries (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

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Section 3.20       Data Privacy and Security.

(a)       The Company and its Subsidiaries have implemented policies relating to the Processing of Personal Data (“Privacy and Data Security Policies”) as and to the extent required by applicable Legal Requirements.

(b)       Neither the Company nor any of its Subsidiaries has received notice of any pending Legal Proceedings, nor has there been any material Legal Proceedings against the Company or any of its Subsidiaries initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state or provincial official, or (ii) any other Governmental Body) alleging that any Processing of Personal Data by or on behalf of the Company or any of its Subsidiaries (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c)       To the Company’s Knowledge, since January 1, 2019, (i) there has been no unauthorized access to or Processing of Personal Data in the possession or control of the Company or any of its Subsidiaries and (ii) there have been no material Security Incidents with respect to any Company IT Systems, or Personal Data.

(d)       The Company and its Subsidiaries own or have a license to use the Company IT Systems as necessary to operate the business of the Company and its Subsidiaries as currently conducted.

Section 3.21       Compliance with International Trade & Anti-Corruption Laws.

(a)       Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Body (including any Person identified in any list of sanctioned persons maintained by the United Nations Security Council, Global Affairs Canada or pursuant to the Criminal Code of Canada, OFAC, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State); (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (including Russia, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)       In the last five (5) years, neither the Company nor any of its Subsidiaries have received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Body, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Sanctions and Export Control Laws.

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(c)       Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

Section 3.22       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Buyer Circular will, when the Buyer Circular is mailed to the Buyer Shareholders or at the time of the Buyer Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 3.23       Regulatory Compliance.

(a)       The Company’s and its Subsidiaries’ products and product candidates are being or have been developed, tested, manufactured, packaged, labeled, stored, imported, and exported in compliance in all material respects with all applicable Legal Requirements, including, but not limited to, with respect to the Company’s and its Subsidiaries’ products or product candidates manufactured in or imported to the United States, the Federal Food, Drug, and Cosmetic Act and its implementing regulations, including but not limited to applicable regulations relating to good laboratory practice, good clinical practice, and good manufacturing practice, as well as any other applicable Legal Requirements governing research, development, investigational use, record keeping, reporting, testing, specification development, manufacturing, processing, packaging, labeling, storage, importation, transportation, handling, or export of drug or biologic products (collectively, “Regulatory Laws“).

(b)       All pre-clinical and clinical investigations and trials conducted or sponsored by or on behalf of the Company or any of its Subsidiaries are being and have been conducted in compliance in all material respects with all applicable Regulatory Laws, including standards for conducting non-clinical laboratory studies, standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and all Legal Requirements restricting the use and disclosure of health information. No pre-clinical or clinical testing conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended due to safety or other non-business reasons, and, to the Knowledge of Company, there are no facts that could give rise to such a determination. No Governmental Body, clinical investigator, institutional review board, ethics committee, or independent monitoring committee has provided notice that it has initiated or, to the Knowledge of Company, threatened to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the Knowledge of Company, there are no facts that would reasonably be expected to give rise to such a determination.

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(c)       Neither the Company nor any of its Subsidiaries has (i) received or been subject to any action, notice, citation, suspension, revocation, warning, administrative proceeding or investigation by a Governmental Body or other Person that alleges or asserts that the Company or any of its Subsidiaries has violated any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any of its Subsidiaries’ products or product candidates or in the Company’s or any of its Subsidiaries’ operations, activities, or services that has not been resolved, including any qui tam lawsuits, notice of inspectional observation, FDA Form 483, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or Orders mandating or prohibiting future or past activities. Neither the Company nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Body for a violation of any applicable Regulatory Laws. As of the date hereof, (i) there are no restrictions imposed by any Governmental Body upon the business, activities or services of the Company or any of its Subsidiaries that restrict the Company’s or any of its Subsidiaries’ business operations, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) the Company or any of its Subsidiaries and its products and product candidates are not, and have not been, otherwise subject to any other enforcement actions taken by the FDA or any other Governmental Body, and (iii) to the Knowledge of Company, there are no facts that would reasonably be expected to give rise to such an event as described in the immediately preceding clause (i) or (ii).

(d)       The Company and its Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by them under applicable Regulatory Laws. Each such filing complied in all material respects with applicable Regulatory Law as of the date of submission and was true, complete and correct as of the date of submission. Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings required to be submitted by the Company or any of its Subsidiaries have been submitted thereby to the applicable Governmental Body.

(e)       Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of Company, any officer, employee, or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Body or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Body to invoke any similar policy.

(f)       Neither the Company nor any of its Subsidiaries has, and, to the Knowledge of the Company, no officer, employee, or agent of the Company or any of its Subsidiaries has, been debarred under 21 U.S.C. § 335a or any similar applicable Legal Requirement or convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Legal Requirement. Neither the Company nor any of its Subsidiaries has, and, to the Knowledge of Company, no officer, employee, or agent of the Company or any of its Subsidiaries has, been convicted of any crime or, to the knowledge of the Company, engaged in any conduct for which such Person would reasonably be expected to be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Legal Requirement or been excluded from participation in such federal health care programs or similar foreign programs. Neither the Company nor any of its Subsidiaries is, and, to the Knowledge of Company, no officer, employee, or agent of the Company or any of its Subsidiaries is, subject to an investigation or proceeding by any Governmental Body that would reasonably be expected to result in any such suspension, exclusion, or debarment, as applicable, and there are no facts, to the Knowledge of Company, that would reasonably be expected to give rise to such suspension, exclusion, or debarment.

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Section 3.24       CFIUS. Neither the Company nor any of its Subsidiaries engages in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Neither the Company nor any of its Subsidiaries has any current intention of engaging in such activities in the future.

Section 3.25       Fairness Opinion. The Company Board has received oral summaries (to be confirmed in writing) of the Fairness Opinion. A signed copy of the Fairness Opinion will promptly be delivered to Buyer, solely for informational purposes, following receipt thereof by the Company.

Section 3.26       United States Securities Laws. The Company (i) is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, (ii) has no class of securities of the Company registered or required to be registered under Section 12 of the Exchange Act, nor does the Company have any reporting obligation under Section 15(d) of the Exchange Act, and (iii) is not registered or required to be registered as an “investment company” under the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 3.27       Competition Act. Neither the aggregate value of the assets in Canada held by the Company or entities controlled by the Company, nor the gross revenues from sales in or from Canada generated by such assets in Canada, exceeds C$93 million, determined in accordance with the Competition Act (Canada) and the regulations thereto.

Section 3.28       Investment Canada Act. Neither the Company nor any of its Subsidiaries is engaged in a “cultural business” within the meaning of the Investment Canada Act.

Section 3.29       Insolvency. No Legal Proceeding or act has been taken by or against the Company or any of its Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of its Subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of the Company or any of its Subsidiaries or any of its properties or assets nor, to the Knowledge of the Company, is any such act or Legal Proceeding threatened or contemplated by Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has not sought protection under applicable bankruptcy or insolvency Legal Requirements.

Section 3.30       CASL.

(a)       The Company and its Subsidiaries are, and have at all times been, in compliance with CASL in all material respects.

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(b)       Neither the Company nor any of its Subsidiaries has received any notification or complaint from any Person that such Person received any communication sent by or on behalf the Company or any of its Subsidiaries in violation of CASL, including any notification or complaint that (i) such Person has received a CEM, sent by or on behalf of the Company or any of its Subsidiaries that the Company or any of its Subsidiaries did not have appropriate consent to send or otherwise was not permitted to send to such Person or for which the content of the CEM did not comply with CASL, or (ii) the unsubscribe mechanism contained in a CEM sent by the Company or any of its Subsidiaries was not appropriately presented or was not functional or that the Company or any of its Subsidiaries failed to give effect to any withdrawal of consent or unsubscribe request within ten (10) Business Days of receipt of same, and no basis exists for the Company or any of its Subsidiaries to receive such notification or complaint.

(c)       Neither the Company or any of its Subsidiaries has received any inquiries, warning letters, notices to produce, notices of investigation or notices of violation from the CRTC or any other applicable Governmental Body, or been subject to a warrant or injunction, assessed any administrative monetary penalties by the CRTC, been the subject of a compliance and enforcement decision or entered into or discussed an undertaking with the CRTC as a result of non-compliance or alleged non-compliance with CASL, and has not otherwise been subject to any enforcement actions with respect to CASL. To the knowledge of the Company or any of its Subsidiaries, no complaints have been filed with the CRTC or any other Governmental Body with respect to the Company’s or any of its Subsidiaries’ compliance with CASL.

Section 3.31       Investigation; No Other Representations.

(a)       The Company, on its own behalf and on behalf of its Subsidiaries and Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Buyer and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Buyer and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)       In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of Buyer, any Buyer Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Buyer, the Buyer Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as set forth in the Buyer Disclosure Schedule, (b) as disclosed in the Buyer Public Documents (i) filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, (ii) included on Buyer’s website in compliance with AIM Rule 26, or (iii) filed with Companies House (but, in each case, (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Buyer Public Documents (x) shall not be deemed disclosed for the purposes of Section 4.1, Section 4.2, Section 4.3 or Section 4.7, and (y) shall be deemed to be disclosed in a section of the Buyer Disclosure Schedule only to the extent that it is readily Buyer from a reading of such Buyer Public Document that it is applicable to such section of the Buyer Disclosure Schedule, Buyer represents and warrants to Company as of the date hereof and as of the Closing Date as follows:

Section 4.1       Organization and Qualification; Subsidiaries.

(a)       Buyer is a public limited company duly organized and validly existing under the laws of England and Wales. Buyer has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the ownership of its owned, operated or leased properties or the conduct of its business makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, either individually or in the aggregate, have a Buyer Material Adverse Effect.

(b)       Buyer has made available to the Company accurate and complete copies of: (a) the Governing Documents of Buyer; (b) the stock or other ownership records of Buyer; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, members or partners, as applicable, of Buyer, the Buyer Board or other governing body of Buyer and all committees of the Buyer Board. The books of account, stock or other ownership records, minute books and other records of Buyer accurate, up-to-date and complete in all material respects. Buyer is not in breach or violation of Buyer Governing Documents.

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(c)       Section 4.1(c) of the Buyer Disclosure Schedule sets forth a true, correct and complete list of all direct and indirect Subsidiaries of Buyer as of the date of this Agreement, and includes, for each such Subsidiary, the jurisdiction of incorporation or organization, and capitalization, including the percentage ownership held directly or indirectly by Buyer and any other equity holder. Each Subsidiary of Buyer is validly existing and in good standing under the laws of the jurisdiction of its organization or formation and in good standing as a foreign corporation in each jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Buyer Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary of Buyer has been validly issued and are fully paid and nonassessable and are owned by Buyer, by another Subsidiary of Buyer or jointly by Buyer and another of its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for its interests in the Subsidiaries of Buyer, Buyer does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 4.2       Capitalization.

(a)       As of the date of this Agreement, the issued share capital of Buyer consists of 98,493,413 Buyer Ordinary Shares, of which, as of December 7, 2022, 43,042,075 Buyer Ordinary Shares were issued in the form of Buyer ADSs, and 1,000,001 of deferred shares of £1 each. No shares of capital stock are held in Buyer’s treasury. All outstanding shares of Buyer Capital Stock are duly authorized, validly issued, and fully paid. There are no securities of the Company outstanding other than the Buyer Capital Stock, options to purchase Buyer Ordinary Shares (“Buyer Options”) and Buyer Warrants. All securities of Buyer which have ever been issued were issued in compliance with all applicable securities Legal Requirements and all requirements set forth in applicable Contracts.

(b)       Except for the Buyer Stock Option Plans, Buyer does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, 3,007,197 Buyer Ordinary Shares were reserved for issuance pursuant to the Buyer Stock Option Plans. The Buyer Stock Option Plans are the only stock option plans or programs of the Company. 17,226,053 Buyer Ordinary Shares, net of exercises, were reserved for issuance to holders of warrants to purchase Buyer Ordinary Shares upon their exercise. All Buyer Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, and fully paid. Buyer has made available to the Company an accurate and complete copy of the Buyer Stock Option Plans and all stock option agreements evidencing outstanding options granted thereunder. No vesting of Buyer Options will accelerate in connection with the closing of the Transactions.

(c)       Section 4.2(c) of the Buyer Disclosure Schedule sets forth, as of the date hereof, a list of all holders of Buyer Warrants, including the number of Buyer Ordinary Shares subject to each Buyer Warrant, the exercise prices and the term of each Buyer Warrant. True, correct and complete copies of each Buyer Warrant have been made available to the Company, and such Buyer Warrant has not been amended, modified or supplemented since being provided to the Company, and there are no written or oral agreements, understandings or commitments to amend, modify or supplement such Buyer Warrant in any case from those provided to the Company.

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(d)       As of the Effective Time, the directors of Buyer shall have sufficient authority to issue the Exchange Consideration required to satisfy the obligation of Buyer hereunder. All Buyer ADSs representing Buyer Ordinary Shares issuable as Exchange Consideration, upon issuance on the terms and conditions contemplated in this Agreement, will have been validly issued in accordance with applicable Legal Requirements and the terms of, and the persons in whose names American depositary receipts evidencing such Buyer ADSs are registered will be entitled to the rights of registered holders of such American depositary receipts specified in, the Deposit Agreement and will be fully paid and the issuance thereof will be free of preemptive rights, and the Buyer Ordinary Shares represented by such Buyer ADSs will have been validly issued and will be fully paid and the issuance thereof will be free of preemptive rights.

(e)       There are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Buyer; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Buyer; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Buyer. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Buyer.

(f)       Except as set forth in Section 4.2(f) of the Buyer Disclosure Schedule: (i) none of the outstanding shares of Buyer Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Buyer Capital Stock are subject to any right of first refusal in favor of Buyer; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Buyer having a right to vote on any matters on which the shareholders of Buyer have a right to vote; or (iv) there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or the registration of the offer or sale of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act or any applicable Canadian securities Legal Requirement. The Buyer is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Buyer Capital Stock or other securities.

(g)       Section 4.2(g) of the Buyer Disclosure Schedules sets forth a list of all Indebtedness of Buyer and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 4.3       Authority; Authorization.

(a)       Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Buyer Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of Buyer. This Agreement and each Ancillary Document to which Buyer is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by Buyer and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of Buyer (assuming that this Agreement and the Ancillary Documents to which Buyer is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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(b)       The Buyer Board, by resolutions duly and unanimously adopted by vote at a meeting of all directors of Buyer duly called and held and, as of the date of hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement, the Ancillary Documents and the Transactions, and determined that this Agreement, the Ancillary Documents and the Transactions, are fair to, advisable and in the best interests of, the Buyer Shareholders, and (ii) resolved to recommend that Buyer Shareholders approve the Buyer Shareholder Approval Matters and directed that such matters be submitted for consideration of the Buyer Shareholders at the Buyer Shareholders’ Meeting.

(c)       The execution and delivery of this Agreement by Buyer or any Ancillary Documents to which it is or will be a party does not, and the performance of this Agreement or any Ancillary Documents to which it is or will be a party by Buyer will not, (i) conflict with or violate the Buyer Governing Documents, (ii) subject to obtaining Buyer Shareholder Approval and compliance with the requirements set forth in Section 4.3(d) below, conflict with or violate any Legal Requirement or rule or policy of AIM or Nasdaq applicable to Buyer or any of its Subsidiaries or by which their respective properties or assets is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, reasonably be expected to be material to Buyer or its business or would not prevent or materially delay the consummation of the Transactions, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Buyer’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Buyer or any of its Subsidiaries pursuant to, any Buyer Contract, except in the case of any non-material breach, default, penalty or modification, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Buyer or any of its Subsidiaries.

(d)       No consent, approval, Order or authorization of, or registration, waiver, declaration or filing with any Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Ancillary Documents to which Buyer is or will be party or the consummation of the Transactions, except for (i) the required filings with the Takeover Panel and the issuance of the Buyer Circular; (ii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market; and (iii) any other consents, approvals, Orders or authorizations, declarations, waivers or filings, the absence of which would not have a Buyer Material Adverse Effect.

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Section 4.4       Public Filings; Financial Statements; No Undisclosed Liabilities.

(a)       Buyer has made available to Company accurate and complete copies of all Buyer Public Documents filed or furnished with the SEC since January 1, 2019, other than such documents that can be obtained on the SEC’s website. All Buyer Public Documents have been timely filed or furnished, as applicable and, as of the time a Buyer Public Document was filed or furnished with the SEC or (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer Public Documents (including all financial statements included therein, exhibits and schedules thereto) complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act (as the case may be) and the rules and regulations of the SEC thereunder applicable to such Buyer Public Documents and (ii) none of the Buyer Public Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.4, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)       No delisting, suspension of trading in or cease trading order with respect to any securities of Buyer and, to the Knowledge of Buyer, no inquiry or investigation (formal or informal) of the SEC, NASDAQ or AIM, a market operated by the London Stock Exchange (“AIM”), is in effect or ongoing or, to the Knowledge of Buyer, expected to be implemented or undertaken with respect to the foregoing. Except as set forth in Section 4.5(b) of the Buyer Disclosure Schedule, Buyer is in compliance in all material respects with all applicable Securities Laws and the applicable listing and governance rules and regulations of Nasdaq and AIM. There are no outstanding or unresolved comments in comment letters or other correspondence from the SEC with respect to any of such documents.

(c)       Buyer’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2021 and 2020 (including the notes thereto) and Buyer’s unaudited financial statements for the interim period ended June 30, 2022 (the “Buyer Financial Statements”) were prepared in accordance with IFRS consistently applied (except: (A) as otherwise indicated in such financial statements and the notes thereto or in the related report of Buyer’s independent auditors; or (B) in the case of unaudited interim statements, are subject to normal period end adjustments and may omit notes which are not required by applicable Legal Requirements in the unaudited statements) and, fairly present in all material respects the consolidated financial position, results of operations and cash flows of Buyer and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Buyer and its Subsidiaries on a consolidated basis. There has been no material change in the Company’s accounting policies, except as described in the notes to the Buyer Financial Statements. There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Buyer or any of its Subsidiaries with unconsolidated entities or other persons which are not reflected in the Buyer Financial Statements.

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(d)       Neither Buyer nor any of its Subsidiaries has any Liabilities that are, individually or in the aggregate, material to the business, results of operations or financial condition of Buyer and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Buyer Financial Statements, (ii) incurred in connection with the Transactions, (iii)  incurred since June 30, 2022 in the ordinary course of business, or (iv) would not have, individually or in the aggregate, reasonably be expected to be material to Buyer.

(e)       Buyer has established and maintain disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2019, except as set forth in the Buyer Public Documents, Buyer’s auditors and the audit committee of the Buyer Board have not been advised of: (A) any significant deficiency, or a combination of deficiencies, in the design or operation of internal controls over financial reporting, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

Section 4.5       Absence of Certain Changes or Events. Since January 1, 2022 through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, Buyer and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Buyer Material Adverse Effect, (b) any material change by Buyer or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in IFRS or as disclosed in the notes to the Buyer Financial Statements, (c) any revaluation by Buyer or any of its Subsidiaries of any of its assets having a Buyer Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business or (d) action, event or occurrence that would have required consent of the Company pursuant to Section 5.2(a) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 4.6       Permits. Buyer and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are necessary and material to the operation of the business of Buyer and its Subsidiaries (collectively, the “Buyer Permits”). The Buyer and each Subsidiary is in compliance in all material respects with the terms of Buyer Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Buyer, threatened, which seeks to revoke or limit any Buyer Permit.

Section 4.7       Material Contracts.

(a)       Section 4.7(a) of the Buyer Disclosure Schedules sets forth a list of the following Contracts to which Buyer or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.7(a) of the Buyer Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.7(a) of the Buyer Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Buyer Contracts”):

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(i)        any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) Buyer or any of its ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of Buyer or any of its ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of Buyer or any of its ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by Buyer under applicable Legal Requirements;

(ii)       any Contracts identified or required to be identified in Section 4.19 of the Buyer Disclosure Schedule;

(iii)      any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iv)      any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Buyer and any of its officers or directors;

(v)      any Contract imposing, by its express terms, any material restriction on the right or ability of Buyer: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, commercialize, offer, support or service any product or any technology or other asset to or for any other Person;

(vi)      any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii)     any Contract relating to Indebtedness or to the placing of an Encumbrance (other than a Permitted Encumbrance) on any material assets or properties;

(viii)    any joint marketing or development agreement;

(ix)      any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification, option to purchase or similar right with respect to any securities or assets of Buyer; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of Buyer;

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(x)       each Contract that contemplates or involves the payment by or to Buyer after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution, reseller or sales representative agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Buyer; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Buyer has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Buyer has continuing obligations to develop any IP Rights that will not be owned, in whole or in part, by Buyer; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Buyer or any Contract to sell, distribute or commercialize any products or service of Buyer, in each case, except for Buyer Contracts entered into in the ordinary course of business consistent with past practice;

(xi)     each Contract containing any royalty, milestone, or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or event;

(xii)      any Contract with any Governmental Body that is material to the business or operations of Buyer;

(xiii)     any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement; and

(xiv)     any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Body or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on Buyer or any of its Subsidiaries (or Buyer or any of its Affiliates after the Closing).

(b)       Buyer has made available to the Company an accurate and complete copy of each Buyer Contract listed or required to be listed in Section 4.7 of Buyer Disclosure Schedule. Neither Buyer nor any of its Subsidiaries, nor to Buyer’s Knowledge, any other party to a Buyer Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of Buyer Contracts. To the Knowledge of Buyer, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Buyer Contract; (ii) give any Person the right to declare a default in any material respect under any Buyer Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Buyer Contract; (iv) give any Person the right to accelerate the maturity or performance of any Buyer Contract; or (v) give any Person the right to cancel, terminate or modify any Buyer Contract. Each Buyer Contract is valid, binding, and, assuming due authorization and execution by the other party thereto, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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Section 4.8       Books and Records. The minute books of Buyer and its Subsidiaries for the last three (3) years have been made available to the Company or counsel for Company and are the only minute books of Buyer and its Subsidiaries for the last three (3) years and have been maintained in accordance with all applicable Legal Requirements. The minute books of Buyer and its Subsidiaries for the last three (3) years contain accurate summaries, in all material respects, of all meetings of the board of directors (or equivalent) or any committees thereof and shareholders or members, and/or any actions by written consent of Buyer and the applicable Subsidiary, as the case may be. The books and records of Buyer and its Subsidiaries accurately reflect in all material respects for the last three (3) years, the assets, liabilities, business, financial condition and results of operations of Buyer and its Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

Section 4.9       Litigation. Except as set forth in the Buyer Public Documents, there is no pending Legal Proceeding, and, to the Knowledge of Buyer, no Person has threatened to commence any Legal Proceeding: (i) that involves Buyer or its Subsidiaries, any business of any of Buyer or its Subsidiaries or any of the assets owned, leased or used by Buyer or any of its Subsidiaries, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. There is no Order to which Buyer or any of its Subsidiaries, or the assets owned or used by Buyer or any of its Subsidiaries, is subject. To the Knowledge of Buyer, no officer or other key employee of Buyer or any Subsidiary is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Buyer or any of its Subsidiaries.

Section 4.10       Compliance with Applicable Law. Buyer and each of its Subsidiaries is not and has not been at any time in the past three years in conflict with (i) any Legal Requirement or Order applicable to Buyer or its Subsidiaries or by which Buyer or any of its Subsidiaries is bound or affected, or (ii) any Contract to which Buyer or any Subsidiary is a party or by which Buyer, its Subsidiaries or any of their respective properties is bound or affected, except for conflicts, defaults or violations which would not, individually or in the aggregate, result in a Buyer Material Adverse Effect. To Buyer’s Knowledge, no investigation or review by any Governmental Body is pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries.

Section 4.11       Employee Benefit Plans.

(a)       Section 4.11(a) of the Buyer Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, identifying its jurisdiction). With respect to each Employee Benefit Plan, Buyer has provided Buyer with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, for each Employee Benefit Plan, to the extent applicable, (i) the most recent plan document and all amendments thereto, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) the most recently prepared actuarial valuation report, (v) all material correspondence with any applicable Governmental Body for the current year and the previous three (3) years, and (vi) the most recent employee booklet.

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(b)       No Employee Benefit Plan provides, and neither Buyer nor any Subsidiary has any Liability to provide, any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or any similar Legal Requirement and for which the recipient pays the full premium cost of coverage.

(c)       Each Employee Benefit Plan has been established, maintained, operated, and administered in all material respects in accordance with its terms and all applicable Legal Requirements.

(d)       There are no pending or, to Buyer’s Knowledge, threatened, claims or Legal Proceedings or disputes with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Employee Benefit Plan and applicable Legal Requirement, or if not yet due, properly accrued.

(e)       The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of Buyer or any of its Subsidiaries, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of Buyer or any of its Subsidiaries or (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of Buyer or any of its Subsidiaries.

(f)       Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Body. To Buyer’s Knowledge, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Foreign Benefit Plan. All material contributions required to have been made by or on behalf of Buyer or any of its Subsidiaries with respect to plans or arrangements maintained or sponsored by a Governmental Body (including national or provincial pension scheme, social security, unemployment insurance, severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(g)       No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA).

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Section 4.12       Environmental Matters.

(a)       No substance that has been designated by any Governmental Body or by applicable foreign, federal, state or local Legal Requirement, to be a Hazardous Material has been released, as a result of the deliberate actions of Buyer or any of its Subsidiaries, or, to Buyer’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Buyer currently owns, operates, occupies or leases, in such quantities as would cause a Buyer Material Adverse Effect.

(b)       Neither Buyer nor any Subsidiary has, since January 1, 2019, transported, stored, used, manufactured, disposed of, or released Hazardous Materials in violation of any Legal Requirement in effect on or before the date hereof.

(c)       The Buyer and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Buyer Environmental Permits”) necessary for the conduct of Buyer’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Buyer and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not be material to Buyer and its Subsidiaries.

(d)       No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Buyer, threatened concerning any Buyer Environmental Permit, Hazardous Material or any Hazardous Material Activity of Buyer.

Section 4.13       Intellectual Property.

(a)

(i)       Section 4.13(a)(i) of the Buyer Disclosure Schedule lists all of the Patent Rights and all Trademark Rights owned solely by Buyer or any of its Subsidiaries as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number.

(ii)       Section 4.13 (a)(ii) of the Buyer Disclosure Schedule lists all of the Patent Rights and all Trademark rights in which Buyer or any of its Subsidiaries has any co-ownership interest, other than those owned solely by Buyer or any of its Subsidiaries, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number.

(iii)       Section 4.13 (a)(iii) of the Buyer Disclosure Schedule lists all of the third-party Patent Rights and Trademark Rights in which Buyer or any of its Subsidiaries has any exclusive right, title or interest, other than those owned solely or co-owned by Buyer or any of its Subsidiaries.

(b)       Section 4.13(b) of the Buyer Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to Buyer or any of its Subsidiaries any right, title, or interest in or to any IP Rights other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for Buyer or any of its Subsidiaries. To Buyer’s Knowledge, there are no breaches or defaults of, nor has Buyer or any of its Subsidiaries received any written notice of any disputes or threatened disputes concerning, and of such Contracts.

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(c)       Section 4.13(c) of the Buyer Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which Buyer or any of its Subsidiaries has licensed, granted or conveyed to any third party any right, title or interest in or to any Buyer IP Rights. To Buyer’s Knowledge, there are no breaches or defaults of, nor has Buyer or any of its Subsidiaries received written notice of any disputes or threatened disputes concerning, any of such Contracts.

(d)       Except as set forth in Section 4.13(d) of the Buyer Disclosure Schedule, to the Knowledge of Buyer, Buyer or its Subsidiaries is the exclusive owner, or has the right to use and commercially exploit, all IP Rights and any other intellectual property rights as necessary or required for use in connection with the business and which the failure to so own or have the right to use and commercially exploit would reasonably be expected to have a Buyer Material Adverse Effect (collectively, the “Buyer Owned IP Rights”), free and clear of all Encumbrances. All of Buyer Owned IP Rights are valid and enforceable. Neither Buyer nor any of its Subsidiaries has received, since the date of the latest audited financial statements, a written notice of a claim or otherwise has any knowledge that Buyer Owned IP Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to have a Buyer Material Adverse Effect. All necessary registration, maintenance and renewal fees in respect of Buyer Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Buyer Owned IP Rights.

(e)       Buyer and its Subsidiaries have taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in Buyer Owned IP Rights. Neither Buyer nor any of its Subsidiaries has divulged, furnished to or made accessible any of its Trade Secrets to any Person except pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets or in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and Buyer and its Subsidiaries otherwise takes and has taken reasonable measures to maintain the confidentiality of its Trade Secrets. All current and former officers and employees of, and consultants and independent contractors to, Buyer or its Subsidiaries who have contributed to the creation or development of any Buyer IP Rights owned by Buyer or any of its Subsidiaries have assigned all of their respective ownership rights in such IP Rights to Buyer or its Subsidiaries, as applicable, and have executed and delivered to Buyer or its Subsidiaries an agreement (containing no exceptions or exclusions from the scope of the coverage contained in their applicable form agreement) regarding the assignment to Buyer or its Subsidiaries, as applicable, of any IP Rights arising from services performed for Buyer or its Subsidiaries by such Persons. To the Knowledge of Buyer, no current or former officers and employees of, or consultants or independent contractors to, Buyer or any of its Subsidiaries have breached any material term of any such agreements.

(f)       To the Knowledge of Buyer, with respect to third party Patent Rights and Trademark Rights, neither Buyer nor any of its Subsidiaries nor any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and neither Buyer nor any of its Subsidiaries has received any written notice nor are any of them subject to any actual, or to the Knowledge of Buyer, threatened proceedings, claiming or alleging any of the foregoing.

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(g)       To the Knowledge of Buyer, no Buyer Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has a third party previously infringed, misappropriated or unlawfully used any such Buyer Owned IP Rights.

(h)       Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on Buyer’s or any of its Subsidiaries’ right, title or interest in or to any material Buyer Owned IP Rights.

(i)       To the Knowledge of Buyer, no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by Buyer or any of its Subsidiaries to develop or create, in whole or in part, any Buyer Owned IP Rights.

Section 4.14       Labor Matters.

(a)       Since January 1, 2019, (i) neither Buyer nor any of its Subsidiaries (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of Buyer or any of its Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) Buyer and its Subsidiaries have withheld all amounts required by applicable Legal Requirement or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each of Buyer and its Subsidiaries, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to Buyer and its Subsidiaries.

(b)       Except as set forth in Section 4.14 of the Buyer Disclosure Schedules, since January 1, 2019, there has been no “mass layoff” or “plant closing” as defined by WARN related to Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries have incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)       Neither Buyer nor any Subsidiary is a party to or bound by any collective bargaining agreement and no employees of Buyer or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment, whether by way of certification, interim certification, voluntary recognition or succession rights, and there is no application pending, or to Buyer’s Knowledge threatened, for any labor union, labor organization, works council, employee delegate, representative or other employee collective group to be certified as the bargaining agent of any employees of Buyer or any of its Subsidiaries. There is no duty on the part of Buyer or any of its Subsidiaries to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2019, neither Buyer nor any of its Subsidiaries is or has been engaged in any unfair labor practice and there has been no actual or, to Buyer’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting Buyer or any of its Subsidiaries. To Buyer’s Knowledge, in the last five years, there have been no actual, pending or threated labor organizing activities with respect to any employees of Buyer or any of its Subsidiaries and no trade union has applied to have Buyer or any of its Subsidiaries declared a common or related employer pursuant to applicable labor relations legislation in any jurisdiction in which Buyer or any of its Subsidiaries carries on business.

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(d)       No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of Buyer or any of its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Legal Requirement, Order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19. Neither Buyer nor any of its Subsidiaries have otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Legal Requirement, Order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19.

(e)       Neither Buyer nor any Subsidiary is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Transactions; (ii) agreement with any current or former employee of Buyer or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Transactions.

Section 4.15       Insurance.

(a)       Buyer and each of its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Buyer Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Buyer’s businesses in all material respects. The Buyer Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as Buyer and its Subsidiaries would, in accordance with good business practice, customarily insure. Since the January 1, 2019, all premiums due and payable under such Buyer Insurance Policies have been paid on a timely basis, and Buyer and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies, of such Buyer Insurance Policies, or summaries of all terms material thereof, have been made available to Buyer.

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(b)       There are no material claims pending under any Buyer Insurance Policies as to which coverage has been questioned, denied or disputed. Since January 1, 2019, all material claims thereunder have been filed in a due and timely fashion and neither Buyer nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Buyer or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 4.16       Tax Matters.

(a)       Each of Buyer and its Subsidiaries has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Legal Requirements and Orders, and each of Buyer and its Subsidiaries has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)       Each of Buyer and its Subsidiaries has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)       Each of Buyer and its Subsidiaries has timely collected and paid the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d)       Neither Buyer nor any of its Subsidiaries is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(e)       Neither Buyer nor any of its Subsidiaries has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)       Neither Buyer nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g)       There are no Encumbrances for material Taxes on any assets of Buyer or any of its Subsidiaries other than Permitted Encumbrances.

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(h)       During the two (2)-year period ending on the date of this Agreement, neither Buyer nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)       Neither Buyer nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was Buyer or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than Buyer or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Legal Requirements), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)       No written claims have ever been made by any Tax Authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that such Buyer or Subsidiary is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)       Neither Buyer nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other of its current Affiliates) and neither Buyer nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement (other than with any of its current Affiliates) that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(l)       The Buyer and its Subsidiaries have complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(m)       Neither Buyer nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment

(n)       Neither Buyer nor any of its Subsidiaries owns any United States real property interests within the meaning of Section 897(c) of the Code.

Section 4.17       Brokers. Except as set forth on Section 4.17 of the Buyer Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which Buyer or any of its Subsidiaries has any obligation.

Section 4.18       Real and Personal Property.

(a)       Owned Real Property. Neither Buyer nor any of its Subsidiaries owns any real property.

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(b)       Leased Real Property. Section 4.18(b) of Buyer Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by Buyer and any of its Subsidiaries and all Real Property Leases pursuant to which Buyer or any of its Subsidiary is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to the Company. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the party thereto, enforceable in accordance with its terms against such party and, to Buyer’s Knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by Buyer or any of its Subsidiaries or, to Buyer’s Knowledge, any counterparty under any Buyer Real Property Lease, and, to Buyer’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Buyer Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Buyer Real Property Lease.

(c)       Personal Property. Buyer and its Subsidiaries have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of Buyer and its Subsidiaries reflected in the Buyer Financial Statements or thereafter acquired by Buyer and its Subsidiaries, except for assets disposed of in the ordinary course of business.

Section 4.19       Transactions with Affiliates. Section 4.19 of the Buyer Disclosure Schedules sets forth all Contracts between (a) Buyer and any of its Subsidiaries, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of Buyer or any of its Subsidiaries (other than, for the avoidance of doubt, Buyer or any of its Subsidiaries) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Buyer Related Party”), other than (i) Contracts with respect to a Buyer Related Party’s employment with (including benefit plans and other ordinary course compensation from) Buyer and any of its Subsidiaries entered into in the ordinary course of business (ii) Contracts with respect to a Buyer Shareholder’s or a holder of Buyer Options’ status as a holder of Buyer Ordinary Shares, Buyer ADSs or Buyer Options, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.2(a) or entered into in accordance with Section 5.2(a). No Buyer Related Party (A) owns any interest in any material asset or property used in Buyer’s or any of its Subsidiaries’ business, or (B) owes any material amount to, or is owed any material amount by, Buyer or any of its Subsidiaries (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.2(a) or entered into in accordance with Section 5.2(a)).

Section 4.20       Data Privacy and Security.

(a)       Buyer and its Subsidiaries have implemented Privacy and Data Security Policies as and to the extent required by applicable Legal Requirements.

(b)       Neither Buyer nor any of its Subsidiaries has received notice of any pending Legal Proceedings, nor has there been any material Legal Proceedings against Buyer or any of its Subsidiaries initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar official, or (ii) any other Governmental Body) alleging that any Processing of Personal Data by or on behalf of Buyer or any of its Subsidiaries (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

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(c)       To Buyer’s Knowledge, since January 1, 2019, (i) there has been no unauthorized access to or Processing of Personal Data in the possession or control of Buyer or any of its Subsidiaries and (ii) there have been no material Security Incidents with respect to any Buyer IT Systems, or Personal Data.

(d)       The Buyer and its Subsidiaries own or have a license to use Buyer IT Systems as necessary to operate the business of Buyer and its Subsidiaries as currently conducted.

Section 4.21       Compliance with International Trade & Anti-Corruption Laws.

(a)       Neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any of their respective Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Body (including any Person identified in any list of sanctioned persons maintained by the United Nations Security Council, Global Affairs Canada or pursuant to the Criminal Code of Canada, OFAC, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State); (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (including Russia, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)       In the last five (5) years, neither Buyer nor any of its Subsidiaries have received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Body, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Sanctions and Export Control Laws.

(c)       Neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any of their respective Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

Section 4.22       Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer or any of its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Company Information Circular will, when the Company Information Circular is mailed to the Company Shareholders or at the time of the Company Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

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Section 4.23       Regulatory Compliance.

(a)       Buyer’s and its Subsidiaries’ products and product candidates are being or have been developed, tested, manufactured, packaged, labeled, stored, imported, and exported in compliance in all material respects with all applicable Regulatory Laws.

(b)       All pre-clinical and clinical investigations and trials conducted or sponsored by or on behalf of Buyer or any of its Subsidiaries are being and have been conducted in compliance in all material respects with all applicable Regulatory Laws, including standards for conducting non-clinical laboratory studies, standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and all Legal Requirements restricting the use and disclosure of health information. No pre-clinical or clinical testing conducted by or on behalf of Buyer or any of its Subsidiaries has been terminated or suspended due to safety or other non-business reasons, and, to the Knowledge of Buyer, there are no facts that could give rise to such a determination. No Governmental Body, clinical investigator, institutional review board, ethics committee, or independent monitoring committee has provided notice that it has initiated or, to the Knowledge of Buyer, threatened to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the Knowledge of Buyer, there are no facts that would reasonably be expected to give rise to such a determination.

(c)       Neither Buyer nor any of its Subsidiaries has (i) received or been subject to any action, notice, citation, suspension, revocation, warning, administrative proceeding or investigation by a Governmental Body or other Person that alleges or asserts that Buyer or any of its Subsidiaries has violated any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in Buyer’s or any of its Subsidiaries’ products or product candidates or in Buyer’s or any of its Subsidiaries’ operations, activities, or services that has not been resolved, including any qui tam lawsuits, notice of inspectional observation, FDA Form 483, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or Orders mandating or prohibiting future or past activities. Neither Buyer nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Body for a violation of any applicable Regulatory Laws. As of the date hereof, (i) there are no restrictions imposed by any Governmental Body upon the business, activities or services of Buyer or any of its Subsidiaries that restrict Buyer’s or any of its Subsidiaries’ business operations, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, (ii) Buyer or any of its Subsidiaries and its products and product candidates are not, and have not been, otherwise subject to any other enforcement actions taken by the FDA or any other Governmental Body, and (iii) to the Knowledge of Buyer, there are no facts that would reasonably be expected to give rise to such an event as described in the immediately preceding clause (i) or (ii).

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(d)       The Buyer and its Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by them under applicable Regulatory Laws. Each such filing complied in all material respects with applicable Regulatory Law as of the date of submission and was true, complete and correct as of the date of submission. Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings required to be submitted by Buyer or any of its Subsidiaries have been submitted thereby to the applicable Governmental Body.

(e)       Neither Buyer nor any of its Subsidiaries, nor, to the Knowledge of Buyer, any officer, employee, or agent of Buyer or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Body or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Body to invoke any similar policy.

(f)       Neither Buyer nor any of its Subsidiaries has, and, to the Knowledge of Buyer, no officer, employee, or agent of Buyer or any of its Subsidiaries has, been debarred under 21 U.S.C. § 335a or any similar applicable Legal Requirement or convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Legal Requirement. Neither Buyer nor any of its Subsidiaries has, and, to the Knowledge of Buyer, no officer, employee, or agent of Buyer or any of its Subsidiaries has, been convicted of any crime or, to the knowledge of Buyer, engaged in any conduct for which such Person would reasonably be expected to be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Legal Requirement or been excluded from participation in such federal health care programs or similar foreign programs. Neither Buyer nor any of its Subsidiaries is, and, to the Knowledge of Buyer, no officer, employee, or agent of Buyer or any of its Subsidiaries is, subject to an investigation or proceeding by any Governmental Body that would reasonably be expected to result in any such suspension, exclusion, or debarment, as applicable, and there are no facts, to the Knowledge of Buyer, that would reasonably be expected to give rise to such suspension, exclusion, or debarment.

Section 4.24       United States Securities Laws. The Company (i) is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, and (ii) is not registered or required to be registered as an “investment company” under the Investment Company Act.

Section 4.25       Investigation; No Other Representations.

(a)       Buyer, on its own behalf and on behalf of its Subsidiaries and Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

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(b)       In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Buyer has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of Company, the Company Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

ARTICLE 5
COVENANTS

Section 5.1       Conduct of Company Business.

(a)       During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), the Company agrees, and shall cause its Subsidiaries to agree, except to the extent that Buyer consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Section 5.1 of the Company Disclosure Schedules, as expressly permitted by this Agreement or any Ancillary Documents, the Company Waiver and Amendment Agreement or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings, in each case, except with respect to actions or omissions that constitute COVID-19 Responses, provided that the Company shall consult Buyer in good faith prior to the implementation of any COVID-19 Responses. In addition, without limiting the foregoing, other than as set forth on Section 5.1 of the Company Disclosure Schedules or as expressly contemplated by this Agreement, any Ancillary Document or the Company Waiver and Amendment Agreement, without obtaining the written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, the Company will not, and shall cause its Subsidiaries to not, do any of the following:

(i)       amend or otherwise change the Governing Documents of the Company or any of its Subsidiaries, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

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(ii)       issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of Company Shares issuable pursuant to currently existing employee stock options or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements;

(iii)       redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other securities of the Company;

(iv)       incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (B) dispositions of obsolete or worthless assets);

(v)       accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(vi)       (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which the Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(vii)       sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(viii)     (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (B) enter into or amend any material terms of any Company Contract (other than solely to decrease any payment obligation of the Company) or grant any release or relinquishment of any material rights under any Company Contract, with new obligations or losses of rights in excess of $100,000 in the aggregate; (C) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (D) enter into or amend any material Contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(a)(viii);

(ix)       forgive any loans to any Person, including its employees, officers, directors or Affiliates;

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(x)       except as may be required under any Company Plan, Contract or this Agreement or as may be required by applicable Legal Requirements (A) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (B) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (A) – (C) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or Change of Control Payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to Buyer prior to the date hereof, or except as required by Legal Requirements;

(xi)       hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice, or enter into any material transaction with its officers, directors, managers, shareholders, partners, members or equityholders or its or their Affiliates;

(xii)       take any action, other than as required by applicable Legal Requirements or IFRS to change accounting policies or procedures;

(xiii)       make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(xiv)       pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

(xv)       enter into any partnership arrangements, joint ventures, joint development agreements or strategic alliances;

(xvi)       accelerate the collection of, or otherwise modify the Company’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;

(xvii)      initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, other than in the ordinary course of business in each case where the Company is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(xviii)    dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice; or

(xix)      take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a)(i) through 5.1(a)(xviii) above.

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(b)       The Company shall keep Buyer reasonably informed as to all material decisions or actions required to be made with respect to the operations of the business of the Company; provided that such disclosure is not otherwise prohibited by reason of confidentiality owed to a third party or otherwise prevented by Legal Requirements or is in respect of competitively sensitive information.

(c)       The Company shall promptly notify Buyer in writing of: (i) any circumstance or development that, to the Knowledge of the Company, is or could reasonably be expected to constitute a Company Material Adverse Effect (ii) any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement; (iii) any notice or other communication from any material supplier, joint venture partner, customer or other material business partner to the effect that such material supplier, joint venture partner, customer or other material business partner is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Arrangement; (iv) any notice or other communication received from any Governmental Body or the TSX-V in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to Buyer where not prohibited by applicable Legal Requirement); or (e) any material filing, actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or the assets of the Company.

(d)       The Company shall make commercially reasonable efforts to, in a timely manner, provide Buyer with all financial statements and financial information reasonably requested by Buyer to prepare pro forma financial statements required for inclusion in the Buyer Circular.

Section 5.2       Conduct of Buyer Business.

(a)       During the Pre-Closing Period, Buyer agrees, except to the extent that the Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Section 5.2 of the Buyer Disclosure Schedule, as expressly permitted by this Agreement or any Ancillary Document (including, for the avoidance of doubt, the Registered Direct Offering, the PIPE Financing, the Bridge Financing and/or the transactions contemplated by the Tripartite Agreement) or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings, in each case, except with respect to actions or omissions that constitute COVID-19 Responses, provided that Buyer shall consult the Company in good faith prior to the implementation of any COVID-19 Responses. In addition, without limiting the foregoing, other than as set forth on Section 5.2 of the Buyer Disclosure Schedule or as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, the Registered Direct Offering, the PIPE Financing, the Bridge Financing and/or the transactions contemplated by the Tripartite Agreement) or by applicable Legal Requirements, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for consent within five (5) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Buyer will not, and will not permit its Subsidiaries to, do any of the following:

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(i)       except as otherwise approved at a general meeting requisitioned by Buyer Shareholders in accordance with applicable Legal Requirements, amend or otherwise change the Buyer Governing Documents or the Deposit Agreement;

(ii)        amend or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(iii)       issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of Buyer Ordinary Shares or Buyer ADSs issuable pursuant to currently existing employee stock options or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements;

(iv)       redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Buyer Capital Stock or other securities of Buyer;

(v)       incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (B) dispositions of obsolete or worthless assets);

(vi)       accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Buyer Stock Option Plans, Contract or this Agreement or as may be required by applicable Legal Requirements;

(vii)       (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which Buyer or its Subsidiaries is a party as of the date of this Agreement), or propose to do any of the foregoing;

(viii)       sell, assign, transfer, license, sublicense or otherwise dispose of any Buyer IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

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(ix)       (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (B) enter into or amend any material terms of any Buyer Contract (other than solely to decrease any payment obligation of Buyer or any of its Subsidiaries) or grant any release or relinquishment of any material rights under any Buyer Contract, with new obligations or losses of rights in excess of $100,000 in the aggregate; (C) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (D) enter into or amend any material Contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.2(a)(ix);

(x)       forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xi)       except as may be required under any Buyer Stock Option Plans, Contract or this Agreement or as may be required by applicable Legal Requirements (A) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (B) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (A) – (C) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Company prior to the date hereof, or except as required by Legal Requirements;

(xii)       hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice or as otherwise approved at a general meeting requisitioned by Buyer Shareholders in accordance with applicable Legal Requirements, or enter into any material transaction with its officers, directors, managers, shareholders, partners, members or equityholders or its or their Affiliates;

(xiii)       take any action, other than as required by applicable Legal Requirements or IFRS, to change accounting policies or procedures;

(xiv)       make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(xv)       pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Buyer Financial Statements, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

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(xvi)       enter into any partnership arrangements, joint ventures, joint development agreements or strategic alliances;

(xvii)       accelerate the collection of, or otherwise modify Buyer’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;

(xviii)       initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, other than in the ordinary course of business in each case where Buyer is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(xix)       dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice; or

(xx)       take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a)(i) through 5.2(a)(xix) above.

(b)       Buyer shall keep the Company reasonably informed as to all material decisions or actions required to be made with respect to the operations of the business of Buyer; provided that such disclosure is not otherwise prohibited by reason of confidentiality owed to a third party or otherwise prevented by Legal Requirements or is in respect of competitively sensitive information.

(c)       Buyer shall promptly notify the Company in writing of: (i) any circumstance or development that, to the Knowledge of Buyer, is or could reasonably be expected to constitute a Buyer Material Adverse Effect (ii) any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement; (iii) any notice or other communication from any material supplier, joint venture partner, customer or other material business partner to the effect that such material supplier, joint venture partner, customer or other material business partner is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with Buyer or any of its Subsidiaries as a result of this Agreement or the Arrangement; (iv) any notice or other communication received from any Governmental Body in connection with this Agreement (and Buyer shall contemporaneously provide a copy of any such written notice or communication to the Company where not prohibited by applicable Legal Requirement); or (e) any material filing, actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Buyer, its Subsidiaries or the assets of Buyer.

(d)       Buyer shall make commercially reasonable efforts to, in a timely manner, provide the Company with all financial statements and financial information reasonably requested by the Company to prepare pro forma financial statements required for inclusion in the Company Information Circular.

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Section 5.3       Buyer Shareholders’ Meeting.

(a)       Buyer shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Buyer Ordinary Shares (such meeting, the “Buyer Shareholders’ Meeting”) to approve the Resolutions (collectively, the “Buyer Shareholder Approval Matters”) and (ii) post (by United Kingdom first class pre-paid mail) the Buyer Circular or otherwise duly send to all holders of Buyer Capital Stock, and all other persons entitled to receive it, by not later than 5.00 p.m. (London, United Kingdom time) on the fifth Business Day after the date of this agreement. Buyer shall use its commercially reasonable efforts to hold the Buyer Shareholders’ Meeting as promptly as practicable and in any event not later than February 28, 2023. Buyer shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Buyer Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), except in the case of an adjournment as required for quorum purposes or as required by applicable Legal Requirements or by a Governmental Body. Buyer shall not submit any proposal other than the proposal to approve the Resolutions in connection with the Buyer Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). The Company shall, and shall cause its authorized Representatives to, use commercially reasonable efforts to cooperate with and promptly provide in good faith any information to Buyer reasonably required for the preparation of the Buyer Circular and all other documentation necessary in connection with the Buyer Circular. Buyer shall take reasonable measures to ensure that all proxies solicited in connection with the Buyer Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which or the date on which the Buyer Shareholders’ Meeting is scheduled, Buyer reasonably believes that (A) it will not receive proxies sufficient to obtain the Buyer Shareholder Approval, whether or not a quorum would be present or (B) it will not have sufficient Buyer Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Shareholders’ Meeting, Buyer may, in its sole discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Buyer Shareholders’ Meeting as long as the date of the Buyer Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.

(b)       Buyer agrees that, subject to Section 5.3(c) and any Takeover Offer: (i) the Buyer Board shall recommend that the holders of Buyer Ordinary Shares vote to approve the Buyer Shareholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above; (ii) the Buyer Board shall recommend that Buyer Shareholders vote to approve the Buyer Shareholder Approval Matters (the “Buyer Board Recommendation”) and Buyer Board, or any committee thereof, shall not (A) publicly withdraw or modify (or publicly propose to withdraw or modify) the Buyer Board Recommendation in a manner adverse to Company, (B) fail to reaffirm, without qualification, the Buyer Board Recommendation, or fail to state publicly, without qualification, this Agreement and the Transaction are in the best interests of the Buyer Shareholders, within five (5) Business Days after the Company requests in writing that such action be taken (and in any case at least two Business Days prior to the Buyer Shareholders’ Meeting), (C) fail to announce, publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of Buyer shall have been commenced, that the Buyer Board recommends rejection of such tender or exchange offer, (D) fail to issue, within 10 Business Days after an Acquisition Proposal is publicly announced (and in any case at least two Business Days prior to the Buyer Shareholders’ Meeting), a press release announcing its opposition to such Acquisition Proposal; (E) approve, endorse, or recommend any Acquisition Proposal; or (F) resolve or propose to take any action described in clauses (A) through (E) of this clause (iii) (each of the foregoing actions described in clauses (A) through (F) of this clause (iii) being referred to as a “Buyer Change in Recommendation”); and (iv) Buyer shall use reasonable best efforts to obtain from the Buyer Shareholders the Buyer Shareholder Approval, including by soliciting proxies in favor thereof (and using a proxy solicitation service if the Parties determine it to be reasonably necessary).

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(c)       Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Buyer Shareholder Approval Matters by the Buyer Shareholder Approval, the Buyer Board may make a Buyer Change in Recommendation if (i) there is a Takeover Offer for Buyer, or (ii) the Buyer Board concludes in good faith, after having consulted with Buyer’s outside legal counsel and financial advisor, that as a result of Buyer’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.9(a) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that the failure to effect such Buyer Change in Recommendation would be reasonably likely to be inconsistent with the Buyer Board’s fiduciary obligations to Buyer under applicable Legal Requirements; provided, however, that prior to Buyer taking any action permitted under this Section 5.3(c), and where legally permissible and practicable to do so under applicable Legal Requirements, Buyer shall provide the Company with three (3) Business Days’ prior written notice advising the Company that it intends to effect such Buyer Change in Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.9(b)) and during such three (3) Business Day period, (i) Buyer shall negotiate, and cause its Representatives to negotiate, with the Company in good faith (to the extent Company wishes to negotiate) to enable the Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Buyer Board to effect such withdrawal or modification, and (ii) Buyer shall consider in good faith any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such Buyer Change in Recommendation. Buyer shall not take any action that would not allow Buyer to make such disclosure to the Company or to not allow for the Company’s right to match as contemplated herein.

Section 5.4       Confidentiality and Access to Information. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Buyer will each afford to the other Party and its officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, Contracts, commitments and records (including, without limitation, Tax records) and, during such period, the Company and Buyer each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request; provided, that each of the Company and Buyer reserves the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information, or, if access would, in light of COVID-19 Responses, jeopardize the health and safety of any officer or employee of the Company or Buyer, as applicable. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Buyer will promptly provide the other Party with copies of: (a) all material operating and financial reports prepared by the Company or Buyer (or their respective Representatives), as applicable, for such Party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such Party to its securityholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Buyer Contract, as applicable, or sent to the Company or Buyer by any third party to any Company Contract or Buyer Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body, the TSX-V, NASDAQ or AIM in connection with the Arrangement, Share Exchange or any of the other Transactions; and (e) any material notice, report or other document received from any Governmental Body or the TSX-V, NASDAQ or AIM. Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Buyer and Company, which the Parties agree will continue in full force following the date of this Agreement; provided, that the Company may make disclosure of such information to its shareholders or other third parties as may be reasonably necessary to enable the Company to comply with its obligations under this Agreement, including without limitation under Section 5.3 hereof.

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Section 5.5       Regulatory Approvals and Related Matters. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body (including the Takeover Panel) and the TSX-V, NASDAQ or AIM with respect to the Arrangement, and to submit promptly any additional information requested by any such Governmental Body or the TSX-V, NASDAQ or AIM. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, notification or other document required to be filed in connection with the Arrangement under any applicable Legal Requirement relating to antitrust or competition matters. Buyer and Company shall respond as promptly as is practicable to respond in compliance with any inquiries or requests received from any state attorney general, domestic or foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

Section 5.6       Public Announcements.

(a)       None of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Buyer or, after the Closing, Buyer; provided, however, that each Party and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Legal Requirement, including any applicable Securities Laws and AIM, TSX-V, NASDAQ or SEC requirements, provided that the other Party may review such disclosure prior to it being filed, (ii) to Governmental Bodies, the TSX-V, NASDAQ or AIM in connection with any consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby, and (iii) a Party need not consult with the other Party in connection with such portion of any press release, public statement or filing to be issued with respect to any Acquisition Proposal, Company Board Recommendation Change or Buyer Board Recommendation Change.

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(b)       The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Buyer prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement but in any event within one (1) Business Day of the day thereof. Promptly after the execution of this Agreement, Buyer shall file a report on Form 6-K with the SEC (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Buyer shall consider such comments in good faith. Promptly after the execution of this Agreement, the Company shall file a material change report under applicable Canadian Securities Laws and shall make all necessary filings with the TSX-V in connection with the implementation and consummation of the transactions contemplated herein, which Buyer shall have the opportunity to review and comment upon prior to filing and Company shall consider such comments in good faith. Without the further consent of the Company, Buyer may issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”), and, on the Closing Date, Buyer may cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Buyer shall file a report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.7       Tax Matters.

(a)       Tax Treatment.

(i)       The Parties intend that for U.S. federal income Tax purposes the Share Exchange shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Transactions to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)       Buyer and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

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(b)       Buyer and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

(c)       Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.8       Shareholder Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, Buyer shall promptly notify Company of any litigation brought, or threatened, against Buyer and/or members of the Buyer Board or any of its officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, Company shall promptly notify Buyer of any litigation brought, or threatened, against Company and/or members of the Company Board or any of its officers relating to the Transactions or otherwise and shall keep Buyer informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that no such Company consent shall be required in connection with any settlement which (i) provides a complete release of all claims against the defendants in such litigation, and (ii) does not involve the payment of any amount by the Company in excess of $100,000 (after giving effect to any insurance coverage applicable to such settlement).

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Section 5.9       Buyer Non-Solicitation.

(a)       Buyer agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or induce any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Buyer to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.9) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.9); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.9, (A) if a Takeover Offer or approach is made under the terms of the Takeover Code, then Buyer shall be able to respond to, communicate with, and negotiate with such offeror, enter intro any letter of intent and make any recommendation to its shareholders (as required in the interests of the Buyer Shareholders) and provide any non-public or other information to the offeror, in accordance with the Takeover Code; and (B) subject to compliance with this Section 5.9 and other than in the case of a Takeover Offer or approach (which is covered by subsection (A) above), prior to obtaining the Buyer Shareholder Approval, Buyer may furnish non-public information regarding Buyer to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Buyer Board determines in good faith, after consultation with Buyer’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (w) neither Buyer nor any of its Representatives shall have breached this Section 5.9 in any material respect; (x) Buyer receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Buyer as those contained in the Confidentiality Agreement; and (y) substantially contemporaneously with furnishing any such nonpublic information to such Person, Buyer furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Buyer to the Company). Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, in the event any Representative of Buyer (whether or not such Representative is purporting to act on behalf of Buyer) takes any action that, if taken by Buyer, would constitute a breach of this Section 5.9, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.9 by Buyer for purposes of this Agreement.

(b)       If Buyer or any Representative of Buyer receives a Takeover Offer at any time during the Pre-Closing Period, then Buyer shall, where legally permissible to do so under all applicable Legal Requirements, promptly (and where practicable in no event later than one Business Day after Buyer becomes aware of such Takeover Offer) advise the Company orally and in writing of such Takeover Offer. If Buyer or any Representative of Buyer receives an Acquisition Proposal or Acquisition Inquiry other than a Takeover Offer at any time during the Pre-Closing Period, then Buyer shall promptly (and in no event later than one Business Day after Buyer becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Buyer shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)       Buyer shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Buyer provided to such Person.

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Section 5.10       Company Non-Solicitation.

(a)       The Company agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or induce any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Buyer to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.10) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 2.1(b)(v)); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.10); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.10 and subject to compliance with this Section 5.10, prior to obtaining the Company Required Approval, the Company may furnish non-public information regarding the Company to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (w) neither the Company nor any of its Representatives shall have breached this Section 5.10 in any material respect, (x) the Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement; and (y) substantially contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Buyer (to the extent such information has not been previously furnished by the Company to Buyer). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company or any of its Subsidiaries (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 5.10, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.10 by the Company for purposes of this Agreement.

(b)       If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after Buyer becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Buyer orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Buyer reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)       The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Company provided to such Person.

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Section 5.11       Stock Exchange Listing. Buyer shall use its reasonable best efforts to cause the Buyer ADSs issuable in accordance with this Agreement to be approved for listing on nasdaq, subject to official notice of issuance thereof, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with Buyer and its Representatives in connection with the foregoing.

Section 5.12       Employee Benefit Matters.

(a)       For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, Contracts or arrangements of Buyer or any of its Subsidiaries (including, following the Closing, the Company) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), Buyer shall use reasonable best efforts to cause each employee who continues to be employed by Buyer, the Company or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) to be credited with his or her years of service with Buyer, the Company or any of their respective Subsidiaries and their respective predecessors; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the Employee Benefit Plan whose coverage is being replaced under the Post-Closing Plan, and Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

(b)       The provisions of this Section 5.12(b) are for the sole benefit of Buyer and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Employee Benefit Plan, Buyer Employee Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or the Buyer (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Employee Benefit Plan, Buyer Employee Benefit Plan or Post-Closing Plan, or (iii) limit the ability of the Buyer to terminate the employment of any Continuing Employee.

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Section 5.13       TSX-V Delisting. The Company shall use its reasonable best efforts to cause the Company Shares listed on the TSX-V to be de-listed from the TSX-V with effect as of completion of the transactions contemplated by the Plan of Arrangement (but not until after the Share Exchange).

Section 5.14       Indemnification; Directors’ and Officers’ Insurance.

(a)       Prior to the Closing Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date and Buyer will, or will cause the Company and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Closing Date; provided, that Buyer shall not be required to pay any amounts in respect of such coverage prior to the Closing Date and provided, further that the cost of such policy shall not exceed 200% of the Company’s current annual aggregate premium for policies currently maintained by the Company or its Subsidiaries.

(b)       Buyer agrees that it shall directly honor all rights to indemnification or exculpation now existing in favor of present and former officers and directors of the Company and its Subsidiaries (each, a “Company D&O Person”) and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect.

(c)       None of Buyer or the Company, nor any of their respective Subsidiaries, shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Legal Requirements.

(d)       If Buyer or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Buyer shall assume all of the obligations set forth in this Section 5.14.

(e)       The provisions of this Section 5.14 are intended for the benefit of, and shall be enforceable by, each Company D&O Person, his or her heirs and his or her legal representatives and, for such purpose, the Company hereby confirms that it is acting as agent and trustee on their behalf.

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Section 5.15       Post-Closing Governance.

(a)       Buyer will take all actions necessary, in consultation with Company, to cause the Buyer Board, immediately after the AIM Delisting, and shall use its reasonable best efforts through Buyer’s (or, to the extent Buyer domesticates to another jurisdiction, such domesticated entity’s) 2026 annual meeting of shareholders, to consist of five (5) members, which shall comprise of (i) three (3) directors appointed by the Buyer (the “Buyer Designees”), one of whom shall be the Chairman of the Buyer Board as of the Effective Time and one of whom shall be the Chief Executive Officer of Buyer as of the Effective Time, and (ii) two (2) directors appointed by the Company (the “Company Designees”), one of whom shall be the Chief Executive Officer of the Company as of the Effective Time. The Persons listed in Annex C under the heading “Board Designees—Company” shall be the Company’s designees pursuant to this Section 5.15(a) (which list may be changed by the Company at any time prior to the Closing by written notice to Buyer to include different board designees who are reasonably acceptable to Buyer and consistent with this Section 5.15(a)) and the Person listed in Annex C under the heading “Board Designees—Buyer” shall be Buyer’s designee pursuant to this Section 5.15(a) (which Persons may be changed by Buyer at any time prior to the Closing by written notice to the Company to include different board designees who are reasonably acceptable to the Company and consistent with this Section 5.15(a)). The Chairman of the Buyer Board as of the Effective Time shall be Chairman of the Buyer Board following the Effective Time. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Parties, two (2) of the Buyer Designees shall qualify as an “independent director” under the rules and regulations of the SEC and the listing rules of NASDAQ (whether as a result of the replacement of any Buyer Designee as contemplated by this Section 5.15(a) or otherwise), and one (1) of the Company Designees shall qualify as an “independent director” under the rules and regulations of the SEC and the listing rules of NASDAQ (whether as a result of the replacement of any Company Designee as contemplated by this Section 5.15(a) or otherwise)

(b)       Immediately following the AIM Delisting, the newly constituted Buyer Board shall ensure that the various committees of such board are constituted in the manner set forth on such Annex C.

(c)       Immediately following the Closing, the officers of Buyer shall be as set forth on Annex C.

(d)       Buyer shall use commercially reasonable efforts to the change the name of Buyer to Biodexa Pharmaceuticals plc at or as soon as reasonably practicable following Closing.

Section 5.16       Further Assurances. Prior to the Effective Time, the Parties will exercise their reasonable efforts to cause to be satisfied the conditions set forth under Article 6. At and after the Effective Time, the officers and directors of Buyer shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect, or confirm of record or otherwise in Buyer any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by Buyer as a result of, or in connection with, the Arrangement.

Section 5.17       AIM Delisting. Subject to the receipt of any Buyer Shareholder approvals required by AIM, Buyer shall use its commercially reasonable efforts to cause the Buyer Ordinary Shares listed on AIM to be de-listed from AIM (the “AIM Delisting”) as soon as reasonably practicable following the Effective Time, but in no event more than 30 Business Days thereafter.

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Section 5.18       Registered Direct Offering and Bridge Financing. Buyer and the Company will use their respective commercially reasonable efforts to (i) complete the Registered Direct Offering as promptly as practicable following the date hereof, and in any event by not later than three (3) Business Days following the date hereof, and (ii) complete the Bridge Financing, on the terms and conditions as set forth in the Loan Note, not later than three (3) Business Days after the completion of the Registered Direct Offering and the subsequent receipt of funds related thereto.

Section 5.19       Tripartite Agreement. Buyer shall complete the transactions contemplated by the Tripartite Agreement with effect as of the Effective Time, concurrently with the consummation of the transactions contemplated by this Agreement.

Section 5.20       Company Account. Following the date hereof, the Company shall establish and maintain the account set forth on Section 5.20 of the Company Disclosure Schedules.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1       Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Legal Requirements, waiver by the Company and Buyer of the following conditions:

(a)     the Company Arrangement Resolution shall have been approved by the Company Required Approval at the Company Meeting in accordance with the Interim Order, applicable Legal Requirements and the requirements of the TSX-V;

(b)     the Interim Order and the Final Order shall have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to either Buyer or the Company, each acting reasonably, on appeal or otherwise;

(c)     no Order or Legal Requirement issued by any court of competent jurisdiction or other Governmental Body or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(d)     the Buyer ADSs (and the underlying Buyer Ordinary Shares) to be issued under the Arrangement shall be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof;

(e)     the Buyer Shareholder Approval Matters shall have been duly adopted and approved by the Buyer Shareholder Approval;

(f)     the Tripartite Agreement shall remain in effect in accordance with its terms; and

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(g)       the Registered Direct Offering and PIPE Financing shall have been completed for aggregate gross proceeds of at least US$10.0 million.

Section 6.2       Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Legal Requirement, waiver by Buyer of the following further conditions:

(a)     the representations and warranties of the Company (i) that constitute the Company Fundamental Representations (other than the representations and warranties in Section 3.2) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), (ii) set forth in Sections 3.2 and 3.29 shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects, subject only to de minimus exceptions in the case of Section 3.2, on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), and (iii) contained in this Agreement (other than the Company Fundamental Representations) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Company Material Adverse Effect, provided, however, for purposes of this clause (iii), all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded.

(b)       the Company will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)       since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)       at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Buyer a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Buyer;

(e)       Buyer will have received a duly executed copy of a customary resignation letter from each of member of the Company Board and board or governing equivalent of any Subsidiary of the Company and each officer of the Company (as contemplated by Section 5.15) and each of the Company’s Subsidiaries, as applicable, pursuant to which each such person will resign at the Effective Time;

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(f)       the TSX-V shall have approved the de-listing of the Company Shares following the Effective Time, subject to completion of the Arrangement;

(g)       at or prior to the Closing, the Company shall have delivered to Buyer a fully executed Cresence Agreement Amendment; and

(h)       Company Shareholders shall not have validly exercised Arrangement Dissent Rights in connection with the Arrangement with respect to more than 10% of the issued and outstanding Company Shares.

Section 6.3       Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Legal Requirement, waiver by the Company of the following further conditions:

(a)       The representations and warranties of Buyer (i) that constitute Buyer Fundamental Representations (other than the representations and warranties in Section 4.2) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), (ii) set forth in Section 4.2 shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects, subject only to de minimus exceptions, on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), and (iii) contained in this Agreement (other than the Buyer Fundamental Representations) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Buyer Material Adverse Effect, provided, however, for purposes of this clause (iii), all “Buyer Material Adverse Effect” and other materiality qualifications limiting the scope of the representations and warranties of Buyer contained in this Agreement will be disregarded;

(b)       Buyer shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)       since the date of this Agreement, no Buyer Material Adverse Effect has occurred that is continuing;

(d)       Buyer shall have taken all actions necessary or appropriate such that effective immediately after the Effective Time, the Buyer Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.15; and

(e)       The Buyer ADSs that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

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Section 6.4       Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur or a breach of this Agreement. Buyer may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by Buyer’s failure to use reasonable best efforts to cause the Closing to occur or a breach of this Agreement.

ARTICLE 7
TERMINATION

Section 7.1       Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)       by mutual written consent of Buyer and the Company duly authorized by each of their respective boards of directors;

(b)       by either Buyer or the Company, if:

(i)       the Effective Time shall not have occurred on or before the End Date (provided that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Effective Time to occur on or before such date);

(ii)       a court of competent jurisdiction or Governmental Body has issued a non-appealable final Order or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(iii)     the Buyer Shareholder Approval Matters shall not have been approved by the Buyer Shareholder Approval at the Buyer Shareholders’ Meeting (provided that the right to terminate this Agreement under this Section 7.1(b)(iii) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Buyer Shareholder Approval to be obtained thereat);

(iv)       the Company Arrangement Resolution shall not have been approved by the Company Required Approval at the Company Meeting in accordance with the Interim Order and applicable Legal Requirement (provided that the right to terminate this Agreement under this Section 7.1(b)(iv) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Company Required Approval to be obtained thereat); or

(v)       the other Party shall have committed a Willful Breach; or

(c)       by Buyer, if:

(i)       the Company Board has effected a Company Change in Recommendation;

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(ii)       prior to approval of the Buyer Shareholder Approval Matters by the Buyer Shareholders, a Takeover Offer is made for the Buyer, and pursuant to the spirit of, the terms and/or the requirements of the Takeover Panel, the Takeover Code and/or the Companies Act 2006, Buyer is required to terminate this Agreement;

(iii)       prior to approval of the Buyer Shareholder Approval Matters by the Buyer Shareholders, the Buyer Board authorizes Buyer to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.9) with respect to a Superior Proposal in accordance with Section 5.9, provided Buyer is in then in compliance with Section 5.9 in all material respects and that prior to or concurrent with such termination Buyer pays the Buyer Termination Amount in accordance with Section 7.3(a)(ii);

(iv)     upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(c)(iv) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Buyer to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(c)(iv);

(d)       by Company, if:

(i)       prior to approval of the Buyer Shareholder Approval Matters by the Buyer Shareholders, the Buyer Board has effected a Buyer Change in Recommendation;

(ii)       prior to approval of the Company Arrangement Resolution by the Company Shareholders, the Company Board authorizes the Company to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.10 with respect to a Superior Proposal in accordance with Section 5.10, provided the Company is in then in compliance with Section 5.10 in all material respects and that prior to or concurrent with such termination the Company pays the Company Termination Amount in accordance with Section 7.3(a)(ii);

(iii)       upon breach of any of the representations, warranties, covenants or agreements on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Buyer, then this Agreement will not terminate pursuant to this Section 7.1(d)(iii) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Buyer of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(d)(iii).

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Section 7.2       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of this Section 7.2, Section 7.3, Section 7.4 and Article 8 hereof, each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach or Fraud of any covenant or agreement set forth in this Agreement prior to such termination or (ii) any Person’s Liability under any Ancillary Document to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Section 7.3       Termination Amounts.

(a)       Buyer shall be entitled to the Company Termination Amount upon the occurrence of any of the following events (each a “Company Termination Amount Event”) which shall be paid by the Company to Buyer, in consideration for the disposition of Buyer’s rights under this Agreement, within the time specified below in respect of each such Company Termination Amount Event:

(i)       this Agreement is terminated by Buyer pursuant to Section 7.1(c)(i), in which case the Company Termination Amount shall be paid on the second (2nd) Business Day following such termination;

(ii)      this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), in which case the Company Termination Amount shall be paid prior to or concurrent with such termination; or

(iii)     this Agreement is terminated by Buyer pursuant to Section 7.1(b)(v) or by either Party pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv), but only if,

(A)       prior to such termination, an Acquisition Proposal in respect of the Company is publicly announced or otherwise publicly disclosed by any person or persons (other than Buyer and its Subsidiaries) or any person or persons (other than Buyer or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of the Company and such Acquisition Proposal has not been publicly withdrawn; and

(B)       within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) with respect to the Company is consummated or (2) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the Company Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.3(a)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.

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(b)       The Company shall be entitled to the Buyer Termination Amount upon the occurrence of any of the following events (each a “Buyer Termination Amount Event”) which shall be paid by Buyer to the Company, in consideration for the disposition of the Company’s rights under this Agreement, within the time specified below in respect of each such Buyer Termination Amount Event:

(i)       this Agreement is terminated by the Company pursuant to Section 7.1(d)(i), in which case the Buyer Termination Amount shall be paid on the second (2nd) Business Day following such termination;

(ii)     this Agreement is terminated by Buyer pursuant to Section 7.1(c)(iii), in which case the Buyer Termination Amount shall be paid prior to or concurrent with such termination; or

(iii)    this Agreement is terminated by the Company pursuant to Section 7.1(b)(v) or by either Party pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), but only if,

(A)       prior to such termination, an Acquisition Proposal in respect of Buyer is publicly announced or otherwise publicly disclosed by any person or persons (other than the Company and its Subsidiaries) or any person or persons (other than the Company or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of Buyer and such Acquisition Proposal has not been publicly withdrawn; and

(B)       within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) with respect to Buyer is consummated or (2) Buyer or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the Buyer Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.1(b)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.

(c)       The Buyer Termination Amount or the Company Termination Amount, as applicable, shall be payable by the Party required to pay such fee by wire transfer in immediately available funds to an account specified by the Party to whom such fee is payable.

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(d)       Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that the Buyer Termination Amount or the Company Termination Amount, as applicable, (i) is a payment of liquidated monetary damages which are a genuine pre-estimate of the damages which the Party entitled to receive such fee will suffer or incur as a result of the cancellation, termination and disposition of all rights and obligations with respect to the direct or indirect acquisition of the Company by Buyer in the circumstances in which the Buyer Termination Amount or the Company Termination Amount, as applicable, is payable, (ii) represents consideration for the disposition by the payee of its rights under this Agreement, (iii) that such payment is not for lost profits or a penalty, and (iv) that no Party shall take any position inconsistent with the foregoing. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Subject to Section 7.2, each of the Parties hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 7.1 under circumstances where a Party is entitled to the Buyer Termination Amount or the Company Termination Amount, as applicable, and such Buyer Termination Amount or Company Termination Amount, as applicable, is paid in full to such Party, the Party to whom such fee has been paid shall be precluded from any other remedy against the other Party at law or in equity or otherwise and in any such case it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Party who has paid such fee or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates in connection with this Agreement or the transactions contemplated hereby.

(e)       Subject to the last sentence of Section 7.3(d), nothing in this Section 7.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.

(f)       If a Party fails to pay when due any amount payable by it under this Section 7.3, then such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 7.4       Fees and Expenses.

(a)       Except as otherwise provided herein, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement. The Parties shall share equally any filing fees and applicable Taxes payable for or in respect of any application, notification or other filing made in respect of any regulatory process in respect of the transactions contemplated by the Arrangement.

(b)       If this Agreement is terminated by either Buyer or the Company pursuant to Section 7.1(b)(iv) or by Buyer pursuant to 7.1(b)(v) or 7.1(c)(iv), then the Company shall pay (or cause to be paid) to Buyer (or as Buyer may direct) an expense reimbursement payment of $225,000 (less any applicable withholding Tax) by wire transfer in immediately available funds to an account designated by Buyer no later than two (2) Business Days after the date of such termination; provided that (a) in no event shall the Company be required to pay under Section 7.3, on the one hand, and this Section 7.4(b), on the other hand, in aggregate, an amount in excess of the Company Termination Amount.

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(c)       If this Agreement is terminated by either Buyer or the Company pursuant to Section 7.1(b)(iii) or by the Company pursuant to 7.1(b)(v) or 7.1(d)(iii), then Buyer shall pay (or cause to be paid) to the Company (or as the Company may direct) an expense reimbursement payment of $225,000 (less any applicable withholding Tax) by wire transfer in immediately available funds to an account designated by the Company no later than two (2) Business Days after the date of such termination; provided that in no event shall Buyer be required to pay under Section 7.3, on the one hand, and this Section 7.4(c), on the other hand, in aggregate, an amount in excess of the Buyer Termination Amount.

(d)       If a Party fails to pay when due any amount payable by it under this Section 7.4, then such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 8
MISCELLANEOUS

Section 8.1       Non-Survival. Each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Buyer Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2       Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Buyer and the Company prior to Closing and (b) Buyer after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

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Section 8.3       Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Buyer and the Company prior to the Closing and (b) Buyer after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Notwithstanding the foregoing, the Plan of Arrangement may only be amended or modified in accordance with this Section 8.3 and the terms of the Plan of Arrangement.

Section 8.4       Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by email, when transmitted (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient); and (c) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a)       If to Buyer, to:

Midatech Pharma plc

One Caspian Point

Caspian Way

Cardiff, Wales CF10 4DQ

United Kingdom

Attention: Chief Executive Officer

E-mail: Stephen.stamp@midatechpharma.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center,

Boston, Massachusetts 02111

Attention: Jason S. McCaffrey

Email: JSMcCaffrey@mintz.com

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Toronto, Ontario, Canada M5H 2T6
Attention: Jay A. Lefton
Email: JLefton@fasken.com

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(b)       If to the Company, to:

Bioasis Technologies Inc.

157 Church Street

19th Floor

New Haven, Connecticut 06510

Attention: Chief Executive Officer

E-mail: Deborah@bioasis.us

with a copy (which shall not constitute notice) to:

Goodmans LLP

333 Bay Street

Suite 3400

Toronto, Ontario, Canada M5H 2S7

Attention: Michael Partridge

E-mail: mpartridge@goodmans.ca

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that the laws of the Province of British Columbia, Canada and the federal laws of Canada applicable therein shall also apply to the corporate matters related to the Company Information Circular, the Company Meeting and the Plan of Arrangement and the laws of England and Wales shall apply to the Buyer Circular and the Buyer Shareholders’ Meeting.

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Section 8.6       Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars and references to “C$” shall mean Canadian dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, (i) when used with reference to documents or other materials required to be provided or made available to Buyer, any documents or other materials posted to the electronic data room located at www.box.com under the project name “Bioasis Data Room” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement and any other document or materials posted prior to the date hereof or delivered to Buyer or its Representatives which posting or delivery was acknowledged by email by Buyer or its Representatives, or (ii) when used with reference to documents or other materials required to be provided or made available to the Company, any documents or other materials posted to the electronic data room located at www.midatechpharma.sharevault.net as of 5:00 p.m., London Time, at least one (1) Business Day prior to the date of this Agreement and any other document or materials posted prior to the date hereof or delivered to the Company or its Representatives which posting or delivery was acknowledged by email by the Company or its Representatives; (l) all references to any Legal Requirement will be to such Legal Requirement as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The term “Company’s Knowledge”, and all variations thereof, will mean the actual knowledge of Deborah Rathjen, Dave Jenkins, Francois Curtin and Mei Mei Tian, after making reasonable inquiry of their direct reports. The term “Buyer’s Knowledge”, and all variations thereof, will mean the actual knowledge of Fiona Sharp, Stephen Stamp and Dmitry Zamoryakhin, after making reasonable inquiry of their direct reports.

Section 8.7       Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Buyer Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Buyer Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Buyer Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure.

Section 8.8       Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.14 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

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Section 8.9       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Legal Requirement, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Legal Requirements, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Legal Requirements, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.10       Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.11       Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, each party to this Agreement agrees that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party may be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such Order or in connection with any related action or Legal Proceeding. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 8.12       Extension; Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

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Section 8.13       Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14       Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Legal Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Legal Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.14 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Legal Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Legal Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Legal Proceeding, claim, demand, action or cause of action.

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Section 8.15       Cooperation. In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Arrangement Agreement to be duly executed on its behalf as of the day and year first above written.

BIOASIS TECHNOLOGIES INC.

By:	/s/ Deborah Rathjen
Name: Deborah Rathjen
Title: Chief Executive Officer

[Signature Page to Arrangement Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Arrangement Agreement to be duly executed on its behalf as of the day and year first above written.

MIDATECH PHARMA PLC

By:	/s/ Stephen Stamp
Name: Stephen Stamp
Title: Chief Executive Officer and Chief Financial Officer

[Signature Page to Arrangement Agreement]

Annex A

Supporting Company Shareholders

John E. Curran

Francois Curtin

John Hemeon

David Jenkins

Alois B. Lang

Ferdinand Nicolleti

Deborah Rathjen

Mario Saltarelli

David M. Wurzer

Annex A

Annex B

Supporting Buyer Shareholders

Sijmen de Vries

Stephen Parker

Stephen Stamp

Simon Turton

Dmitry Zamoryakhin

Annex B

Annex C

Post-Closing Governance

Buyer Designees:

Stephen Parker (Chairman of the Board)

Stephen Stamp

Simon Turton

Company Designees:

Deborah Rathjen

Mario Saltarelli

Committees of the Board of Directors:

Audit Committee

Simon Turton (Chair)

Stephen Parker

Deborah Rathjen

Nomination Committee

Stephen Parker (Chair)

Stephen Stamp

Simon Turton

Deborah Rathjen

Mario Saltarelli

Remuneration Committee

Deborah Rathjen (Chair)

Mario Saltarelli

Simon Turton

Officers:

Stephen Stamp, Chief Executive Officer and Chief Financial Officer

Annex C

Exhibit A

Company Arrangement Resolution

RESOLUTION OF THE SHAREHOLDERS
OF BIOASIS TECHNOLOGIES INC.
(the “Company”)

BE IT RESOLVED THAT:

(1)	The arrangement (as it may be modified or amended, the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (“BCBCA”) involving the Company and its securityholders, all as more particularly described and set forth in the plan of arrangement (as it may be modified or amended, the “Plan of Arrangement”) attached as Appendix [●] to the Management Information Circular of the Company dated [●] (the “Information Circular”) and all transactions contemplated thereby, are hereby authorized, approved and agreed to.

(2)	The Arrangement Agreement dated as of [●], 2022 among the Company and Midatech Pharma PLC as it may be amended from time to time (the “Arrangement Agreement”), the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

(3)	The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Information Circular).

(4)	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by securityholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered without further approval of any securityholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement or both to the extent permitted by the Arrangement Agreement or Plan of Arrangement and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

(5)	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver or file, including with the Registrar of Companies under the BCBCA, such documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents.

(6)	Any one director or officer of the Company is hereby authorized, empowered and instructed acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such agreements, forms, notices, certificates, confirmations and other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such acts or things.

Exhibit A

Exhibit B

Plan of Arrangement

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (British columbia)

ARTICLE 1
INTERPRETATION

1.1	In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Arrangement Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, Company Options, Company Shares and Company Warrants;

“Affected Securityholders” means, collectively, Company Optionholders, Company Shareholders and Company Warrantholders;

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Buyer and Company, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Agreement” means the Arrangement Agreement made as of December 13, 2022 between Buyer and Company, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Dissent Rights” has the meaning ascribed thereto in Section 4.1 of this Plan of Arrangement;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in London, England, New York, New York and Vancouver, British Columbia are open for the general transaction of business;

“Buyer” means Midatech Pharma Plc, a corporation existing under the laws of England and Wales;

“Buyer ADSs” means the Buyer Ordinary Shares (which trade as ordinary shares on AIM and as American depositary shares on the NASDAQ) in the form of American depositary shares to be issued as contemplated hereunder, and each representing twenty-five (25) Buyer Ordinary Shares;.

“Buyer Ordinary Shares” means the ordinary shares, nominal value 0.1p per share, in the capital of Buyer;

“Buyer Plan” means the Midatech Pharma plc Enterprise Management Incentive Plan;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company” means Bioasis Technologies Inc., a company existing under the laws of the Province of British Columbia;

“Company Arrangement Resolution” means the special resolution of the Affected Securityholders approving the Plan of Arrangement which is to be considered at Company Shareholders Meeting, substantially in the form of Exhibit A to the Arrangement Agreement;

“Company Options” means options to purchase Company Shares issued under the Company Option Plan;

“Company Option Plan” means the Company’s 2017 Share Option Plan;

“Company Optionholders” means, at any time, the holders of Company Options outstanding at such time and “Company Optionholder” means any one of them;

“Company Shares” means the common shares in the capital of Company (including, for greater certainty, any Company Shares issued or issuable at the Effective Time in connection with the exercise of any rights associated with the Affected Securities) issued and outstanding at such time and “Company Share” means any one of them;

“Company Shareholders” means, at any time, the holders of Company Shares issued and outstanding at such time and “Company Shareholder” means any one of them;

”Company Shareholders Meeting” means the annual and special meeting of the Affected Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve, Company Arrangement Resolution, the election of directors, the appointment of auditors and for any other purpose as may be set out in Company Information Circular and agreed to by Buyer;

“Company Warrants” means the common share purchase warrants issued by the Company entitling the holders thereof to acquire Company Shares provided that, for greater certainty, “Company Warrants” shall exclude any Company Options.

“Company Warrantholders” means, at any time, the holders of the Company Warrants outstanding at such time and “Company Warrantholder” means any one of them;

“Court” means the Supreme Court of British Columbia;

“Dissenting Shareholders” means a registered Company Shareholder (other than a Supporting Company Shareholder) who exercises Arrangement Dissent Rights in respect of Company Arrangement Resolution in compliance with the dissent procedures set out in the BCBCA, as modified by this Plan of Arrangement, the Interim Order, and the Final Order, as applicable, and who has not withdrawn or been deemed to have withdrawn such exercise of Arrangement Dissent Rights;

“Effective Date” means the date designated by Buyer and Company by notice to each other in writing as the effective date of the Arrangement, after all of the conditions of the Arrangement Agreement and the Final Order have been satisfied or, to the extent permitted by applicable Legal Requirement, waived or, in the absence of such agreement, three Business Days following the satisfaction or waiver of all the conditions to Closing set forth in Article 6 of the Arrangement Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions);

“Effective Time” means 3:01 a.m. (New York City time) on the Effective Date or such other time as Company and Buyer may agree upon in writing;

“Exchange Agent” means such Person appointed by Buyer to act as exchange agent for Company Shares in accordance with the Arrangement Agreement, reasonably acceptable to Company, such acceptance not to be unreasonably withheld, conditioned or delayed;

“Exchange Consideration” means the Buyer Ordinary Shares (as represented by Buyer ADSs) to be issued from treasury in exchange for Company Shares pursuant to the Arrangement as contemplated herein;

“Exchange Ratio” means 0.9556 Buyer Ordinary Shares (represented by Buyer ADSs) for each Company Share (provided that, for greater certainty, any aggregate entitlement of a Company Securityholder to receive a fractional interest in a Buyer ADS shall be rounded down to the nearest whole number as set out in Section 5.7 of this Plan of Arrangement);

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Company and Buyer, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both Company and Buyer, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Company and Buyer, each acting reasonably) on appeal;

“holder”, when used with reference to any securities of Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities, and shall include the beneficial or registered holders, as the context suggests;

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to Company and Buyer, each acting reasonably, providing for, among other things, the calling and holding of Company Shareholders Meeting, as the same may be amended by the Court with the consent of Company and Buyer, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of Company and Buyer;

“Letter of Transmittal” means (i) the letter of transmittal as mutually agreed by each of the Exchange Agent, Buyer and Company as contemplated in the Arrangement Agreement, (ii) a customary “agent’s message” with respect to any non-certificated shares represented by book-entry in such form as may be mutually agreed by each of the Exchange Agent, or the Buyer and Company, acting reasonably, or (iii) such other form of letter of transmittal or deposit acceptable to the Exchange Agent, Buyer and Company, acting reasonably;

“Other Arranged Securities” means all Affected Securities other than Company Shares;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Arrangement Agreement, or upon the direction of the Court in the Final Order with the consent of Company and Buyer, such consent not to be unreasonably withheld, conditioned or delayed;

“Replacement Option” has the meaning ascribed thereto in Section 3.1(c);

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof;

“Supporting Company Shareholder” means a Company Shareholder that executed and delivered to Buyer a transaction support agreement, substantially in the form of Exhibit D to the Arrangement Agreement; and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2	In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	all references to Articles and Sections are to Articles and Sections of this Plan of Arrangement;

(b)	time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. If any action under this Plan of Arrangement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter;

(c)	the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Plan of Arrangement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Plan of Arrangement;

(d)	masculine gender shall also include the feminine and neutral genders, and vice versa;

(e)	words importing the singular shall also include the plural, and vice versa;

(f)	the word “or” is disjunctive but not necessarily exclusive;

(g)	the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(h)	the word “extent” in the phrase “to the extent” means the degree of which a subject or other thing extends, and such phrase shall mean simply “if”;

(i)	all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and

(j)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement and constitutes an arrangement as referred to in Part 9, Division 5 of the BCBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement will govern.

2.2	This Plan of Arrangement and the Arrangement will become effective as at the Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, Buyer, Company and the Exchange Agent from and after the Effective Time.

ARTICLE 3
ARRANGEMENT

3.1	Commencing at the Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)	at the Effective Time:

(i)	each Company Share held by a Company Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time will be transferred and assigned to Buyer free and clear of all Liens without any further action by or on behalf of such Company Shareholder in consideration for the Exchange Consideration on the basis of the Exchange Ratio (provided that it shall be a condition to a Company Shareholder’s entitlement to receive the Exchange Consideration that such Company Shareholder shall have duly executed and delivered the Letter of Transmittal and all documents and instruments contemplated therein);

(ii)	each Company Shareholder (other than a Dissenting Shareholder) will cease to have any rights as a holder of Company Shares other than the right to receive (A) the consideration contemplated by Section 3.1(a)(i), and (B) any dividends and other distributions payable in respect of Company Shares as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(iii)	the name of each Company Shareholder (other than a Dissenting Shareholder) will be removed as the registered holder of Company Shares from the applicable central securities register of Company maintained by or on behalf of Company; and

(iv)	Buyer will be recorded as the registered holder of Company Shares so transferred and acquired in accordance with this Section 3.1(a) and will be deemed to be the legal and beneficial owner thereof free and clear of all Liens;

(b)	one minute after the steps in Section 3.1(a):

(i)	each Company Share held by a Dissenting Shareholder will be deemed to be transferred and assigned by such Dissenting Shareholder to Company free and clear of all Liens, in accordance with, and for the consideration contemplated in, Article 4;

(ii)	each Dissenting Shareholder will cease to have any rights as a holder of Company Shares other than the right to receive (A) the consideration contemplated by Article 4, and (B) any dividends and other distributions payable in respect of Company Shares held by such Dissenting Shareholder as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(iii)	each Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each Company Share held by such Dissenting Shareholder; and

(iv)	the name of each Dissenting Shareholder will be removed as the registered holder of Company Shares from the applicable central securities register of Company maintained by or on behalf of Company, and such Company Share shall thereupon be cancelled;

(c)	one minute after the steps in Section 3.1(b):

(i)	each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested), will be exchanged for an option issued under the Buyer Plan (the “Replacement Option”) (subject to the same term and vesting conditions, if applicable) to acquire that number of Buyer Ordinary Shares (in the form of Buyer ADSs) equal to (A) the Exchange Ratio multiplied by (B) the number of Company Shares subject to such Company Option immediately prior to the Effective Time and with an exercise price per Buyer Ordinary Share (rounded to the nearest whole cent) equal to (X) the exercise price per Company Share purchasable pursuant to such Company Option divided by (Y) the Exchange Ratio, and in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act (provided that the exercise of the Replacement Options shall be conditional upon the holder of the Replacement Option executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the exercise of the Replacement Options as those contained in the Letter of Transmittal, which instrument shall be in a form reasonably acceptable to Buyer). Notwithstanding the foregoing, if required to comply with subsection 7(1.4) of the Tax Act, the exercise price for each Buyer Ordinary Share under each Replacement Option will be increased such that (i) the excess (if any) of the aggregate fair market value of the Buyer Ordinary Shares underlying a holder's Replacement Option immediately following the exchange over (ii) the aggregate exercise price of such Replacement Option otherwise determined does not exceed (iii) the excess (if any) of the aggregate fair market value of the Company Shares underlying the holder's corresponding Company Option immediately before the exchange over (iv) the aggregate exercise price of such Company Option, which adjustment will be made nunc pro tunc;

(ii)	each holder of Company Options will cease to have any rights as a holder of Company Options other than the right to receive the Replacement Option;

(iii)	the name of each holder of Company Options will be removed as the registered holder of Company Options from the applicable register of Company maintained by or on behalf of Company and added as a registered holder of Replacement Options under the Buyer Plan on the applicable register of Buyer maintained by or on behalf of Buyer (subject to the condition set out in Section 3.1(c)(i)); and

(iv)	any document previously evidencing Company Options will thereafter evidence and be deemed to evidence the Replacement Options and no certificates evidencing the Replacement Options shall be required to be issued and the Replacement Options shall be governed by and be subject to the Buyer Plan, other than as amended hereby; and

(d)	one minute after the steps in Section 3.1(c):

(i)	in accordance with the terms and conditions of each Company Warrant outstanding immediately prior to the Effective Time (whether vested or unvested), upon due exercise of the Company Warrants and for the same aggregate consideration payable thereupon, the holder thereof shall be entitled to receive, in lieu of Company Shares, that number of Buyer Ordinary Shares (in the form of Buyer ADSs) which such Company Warrantholder would have been entitled to if the Company Warrant had been exercised prior to the Effective Time and such Company Share(s) had been exchanged as contemplated in Section 3.1(a) (provided that the exercise of the Company Warrants shall be conditional upon the holder of the Company Warrant executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the exercise of the Company Warrants as those contained in the Letter of Transmittal, which instrument shall be in a form reasonably acceptable to Buyer);

(ii)	each holder of Company Warrants will cease to have any rights as a holder of Company Warrants to acquire Company Shares and instead will be entitled to receive the consideration contemplated by Section 3.1(d)(i) upon due exercise of such Company Warrants;

(iii)	except as otherwise provided for in this Section 3.1(d), each Company Warrant shall continue to be governed by and be subject to the terms of the certificates representing the Company Warrants; and

(iv)	the foregoing will not result in a novation of the Company Warrants or the creation of new warrants, and no holder of Company Warrants will be considered to have disposed of such warrants as a result of the foregoing for any purpose.

3.2	The Consideration payable to holders of the Affected Securities pursuant to Section 3.1 will be adjusted to reflect fully the effect of any stock split, reverse split, dividend (including any dividend or distribution of securities convertible into Company Shares), consolidation, reorganization or recapitalization with respect to Company Shares effected in accordance with the terms of the Arrangement Agreement occurring after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 4
RIGHTS OF DISSENT

4.1	In connection with the Arrangement, each registered Company Shareholder (other than a Supporting Company Shareholder) may exercise rights of dissent (the “Arrangement Dissent Rights”) with respect to Company Shares held by such Company Shareholder pursuant to Section 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1; provided that, notwithstanding Section 242(1)(a) of the BCBCA, the written notice of dissent to Company Arrangement Resolution referred to in such section of the BCBCA must be received by Company not later than 4:00 p.m. (Vancouver time) on the day that is two Business Days preceding Company Shareholders Meeting.

4.2	Dissenting Shareholders who duly exercise their Arrangement Dissent Rights and are ultimately entitled to be paid by Company the fair value for their Company Shares (1) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(b)); (2) shall be deemed to have transferred and assigned such Company Shares held by them in respect of which Arrangement Dissent Rights have been validly exercised to Company, free and clear of all Liens, in accordance with Section 3.1(b); (3) will be entitled to be paid the fair value of such Company Shares by Company, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before Company Arrangement Resolution was adopted at Company Shareholders Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Arrangement Dissent Rights in respect of such Company Shares.

4.3	Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by Company the fair value for their Company Shares, shall be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-Dissenting Shareholder, and shall be entitled to receive their portion of the Exchange Consideration from Buyer in the same manner as such a non-Dissenting Shareholder, provided such Dissenting Shareholders comply with Article 5 of this Plan of Arrangement.

4.4	In no case shall Buyer, Company, the Exchange Agent or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Shares or any interest therein (other than the rights set out in this Article 4) at or after the Effective Time and the name of each such Dissenting Shareholder shall be removed as the registered holder of such Company Shares from the applicable securities register of Company maintained by or on behalf of Company as at the Effective Time, as provided in Section 3.1(b)(iv).

4.5	For greater certainty, in addition to any other restrictions in the Interim Order and Final Order, no Person shall be entitled to exercise Arrangement Dissent Rights with respect to Company Shares in respect of which a Person has voted in person or has instructed a proxyholder to vote in favour of Company Arrangement Resolution at Company Shareholders Meeting.

4.6	No Arrangement Dissent Rights shall be available to Company Optionholders or Company Warrantholders in connection with the Arrangement.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1	Prior to the Effective Time, Buyer will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of Company Shareholders entitled to receive the Exchange Consideration in accordance with Section 3.1(a)(i), evidence of the Exchange Consideration in the book-entry form.

5.2	Following the deposit with the Exchange Agent of the Exchange Consideration in accordance with Section 5.1, Buyer will be fully and completely discharged from its obligation to pay the Exchange Consideration to Company Shareholders pursuant to Section 3.1(a)(i), and the rights of such holders will be limited to receiving, from the Exchange Agent, the Buyer Ordinary Shares (in the form of Buyer ADSs) to which they are entitled in accordance with this Plan of Arrangement. After the Effective Time and until surrendered for cancellation as contemplated by this Article 5, each certificate that immediately prior to the Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Exchange Consideration in book-entry form, that the holder of such certificate is entitled to receive in accordance with Section 3.1(a)(i).

5.3	Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Letter of Transmittal, and such documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents and instruments as the Exchange Agent or Buyer reasonably requires, the payment or delivery to which such Company Shareholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder for delivery to such Company Shareholder, without interest and subject to any withholding described in Section 6.2, if any, upon delivery of the Letter of Transmittal, and such documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents, certificates and instruments as the Exchange Agent or Buyer reasonably requires.

5.4	Upon surrender to the Exchange Agent for cancellation of a certificate (or affidavit of loss in lieu thereof in the form required by Buyer and the Exchange Agent) that immediately prior to the Effective Time represented one or more Company Shares, or in the case of Company Shares held in the book-entry form, a properly completed and duly executed Letter of Transmittal, and such additional documents, certificates and instruments as the Buyer, Company and the Exchange Agent may reasonably require, the holder of such surrendered certificate (or affidavit of loss in lieu thereof), or the deliverer of such Letter of Transmittal, as applicable, will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Effective Time, deliver to such holder, evidence of the Exchange Consideration, in book entry form, to which such holder is entitled under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

5.5	If any portion of the Exchange Consideration is to be issued to a Person other than Company Shareholder in whose name the surrendered certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Exchange Consideration that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

5.6	Any portion of the aggregate Exchange Consideration that remains unclaimed by Company Shareholders six (6) years following the Effective Time shall be delivered to Buyer or as otherwise instructed by Buyer, and any right or claim to payment under the Plan of Arrangement that remains outstanding six (6) years following the Effective Date shall cease to represent a right or claim of any kind or nature and the right of Company Shareholders to receive the applicable portion of the aggregate Exchange Consideration in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Buyer, for no consideration.

5.7	In no event will any Person be entitled to a fractional Buyer Ordinary Share (as represented by Buyer ADSs) or a fractional interest in a Buyer ADS. Where the aggregate number of Buyer Ordinary Shares (or Buyer ADSs) to be issued to a Person pursuant to or as contemplated in this Plan of Arrangement, including upon exercise of Replacement Options and Company Warrants, would result in a fraction of a Buyer Ordinary Shares or Buyer ADS being issuable, the number of Buyer Ordinary Shares or Buyer ADSs to be received by such Person will be rounded down to the nearest whole number, without any compensation therefor.

5.8	No dividend or other distribution declared or made after the Effective Time with respect to the Exchange Consideration with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of Article 5. Subject to applicable law and to Section 6.2, at the time of such compliance, there shall, in addition to the delivery of evidence of the portion of the Exchange Consideration to which such holder is entitled under the Arrangement, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Exchange Consideration.

ARTICLE 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1	From and after the Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Effective Time, (b) the rights and obligations of the Affected Securityholders, Company, Buyer, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2	Buyer, Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) with respect to any consideration payable pursuant to, or in connection with, this Plan of Arrangement such amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so withheld shall be remitted to the applicable Governmental Body, and shall be treated for all purposes of this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made provided that such amounts are remitted to the appropriate Governmental Body. Each of Buyer and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of the Exchange Consideration as is necessary to provide sufficient funds to Buyer or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and Buyer or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Body and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 7
AMENDMENTS

7.1	Company and Buyer may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Company and Buyer, each acting reasonably, (iii) be filed with the Court and, if made following Company Shareholders Meeting, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company or Buyer at any time prior to Company Shareholders Meeting (provided that the other Party will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at Company Shareholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following Company Shareholders Meeting will be effective only if (i) it is consented to in writing by each of Company and Buyer (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of Company Shareholders voting in the manner directed by the Court.

7.4	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by Buyer, provided that it concerns a matter which, in the reasonable opinion of Buyer, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 8
FURTHER ASSURANCES

8.1	Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

ARTICLE 9
U.S. SECURITIES LAW MATTERS

9.1	Notwithstanding any provision herein to the contrary, the Company and Buyer each agree that Plan of Arrangement will be carried out with the intention that that they will use their commercially reasonable efforts to ensure that all Exchange Consideration and Replacement Options to be issued to Company Shareholders and Company Optionholders, as applicable, in exchange for their Affected Securities pursuant to this Plan of Arrangement, as applicable, will be issued and exchanged in reliance on the Section 3(a)(10) Exemption and similar exemptions under applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement and this Plan of Arrangement.

Exhibit B

Exhibit C

Form of Securities Purchase Agreement

Exhibit C

Exhibit D

Form of Company Transaction Support Agreement

Exhibit D

Exhibit E

Form of Buyer Transaction Support Agreement

Exhibit E

Exhibit F

Form of Loan Note

Exhibit F

Exhibit G

Form of Voting Intention Agreement

Date:

The Directors Midatech Pharma PLC (the “Company”) 1 Caspian Point Caspian Way Cardiff Wales CF10 4DQ

Dear Sirs:

Proposed Acquisition of Bioasis Technologies Inc. by the Company

We, [●], refer to the circular (the "Circular") (the latest draft of which is appended in the schedule to this letter) proposed to be posted by the Company to its shareholders, including a notice to convene a general meeting of the Company, in connection with, among other things, the acquisition by the Company of the entire issued, and to be issued, share capital of Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada, and having its registered office at [●] (the "Acquisition"), and the other related matters described therein.

We are the [●] holding [●] ordinary shares of £0.001 each in the capital of the Company (the "Shares") and have full power and authority to sign this letter and vote the Shares in respect of the Acquisition as set out below.

We confirm that it is our current intention at the General Meeting (or at any adjournment thereof) to cast or procure that all the votes attaching to the Shares are cast in favour of the Resolutions; in favour of any other resolutions as are necessary to approve the Acquisition and the other matters referred to in the Circular; against any resolution or proposal to adjourn the General Meeting (unless the Company proposes such adjournment to the General Meeting); and against any resolution or proposal to amend the Resolutions (other than to rectify any error contained in the Resolutions on the proposal of the Company).

Nothing in this letter shall restrict our ability to change our intention with respect to the Shares or to dispose of the Shares in any manner in our absolute discretion.

We consent to the inclusion of references to us and details of this letter in the Circular

This letter is not legally binding and creates no legally enforceable rights or obligations on any party.

The terms of this letter and any dispute or claim arising out of, or in connection with, it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales.

Yours faithfully

For an on behalf of

[●]

……………………………………….

Authorised Signatory

……………………………………….

Exhibit G